Exhibit 10.5

Master Purchase Agreement

This Master Purchase Agreement (this “Agreement”), effective as of                     , 2008 (the “Effective Date”), is entered into between Applera Corporation, a Delaware corporation (“AB”), having a place of business at 850 Lincoln Centre Drive, Foster City, California 94404, and Celera Corporation, a Delaware Corporation (“Celera”), having a place of business at 1401 Harbor Bay Parkway, Alameda, California 94502, each individually a “Party” and collectively the “Parties”.

WHEREAS, Celera desires to purchase certain products from AB, and AB, subject to the terms and conditions of this Agreement, is willing to supply such products to Celera;

NOW, THEREFORE, in consideration of the premises and mutual promises set forth in this Agreement, the Parties agree as follows:

1                                         Definitions

1.1.        “Celera Critical Product” means a Product to be supplied by AB to Celera pursuant to this Agreement that (i) as of the Effective Date is manufactured by AB or for AB using AB’s IPR, (ii) is used by Celera in the manufacture or sale of Celera Products as of the Effective Date, (iii) will be used in Celera’s breast cancer products in development as of the Effective Date and (iv) (x) for which IPR, owned or controlled by AB, would be required if Celera were to make or have made such Celera Products or (y) where there is no commercially reasonable alternative to AB as a source of supply. Products shall be designated as Celera Critical Products by the Parties prior to the Effective Date. In addition, Celera Critical Products will include Products derived from the Maui Project that are used by Celera in the manufacture or sale of Celera Products and that are manufactured by AB or for AB using AB’s IPR and as to which clause (iv) above is applicable.

1.2.        “Celera Product” means a product made by or on behalf of Celera, that is sold by Celera or its Distributor, that contains an Intermediate purchased from AB and/or an Oligonucleotide Conjugate purchased from AB or manufactured by or for Celera.

1.3.        “Defective Item” means a Product that has a manufacturing defect or design defect under the product liability laws of the State of Delaware.

1.4.        “Diagnostic Losses” means claims, losses, damages, expenses or liabilities arising from or caused by, or alleged to have arisen from or be caused by, any failure of a Celera Product or any component or part thereof, to properly diagnose a disease or condition or to make a diagnosis, including without limitation the making or reporting by a Celera Product or any component or part thereof of an incorrect diagnosis or a false positive finding or indication, or the failure of a Celera Product or any part or component thereof to make or report a finding or indication that if made would result in or support a diagnosis.

1.5.        “Distributor” means any distributor of Celera Products for Celera. A Distributor of Celera Products as of the Effective Date is Abbott Molecular.

1.6.        “Effective Date” means the date set forth in the preamble above.

[***] indicates material that has been omitted pursuant to a request for confidential treatment. The omitted material has been filed separately with the Securities and Exchange Commission.

1.7.        “Field” means Human In Vitro Diagnostics Field as defined in the Separation Agreement.

1.8.        “Intellectual Property Rights” or “IPR” means all intangible property rights worldwide arising under statutory or common law, whether or not perfected, including, without limitation, all (1) patents, patent applications and patent rights; (2) divisions, continuations, continuations-in-part, renewals, reissues, re-examinations, continuing prosecutions, and extensions of the foregoing existing at a time in question, or thereafter filed, issued or acquired; (3) rights associated with works of authorship including copyrights, copyright applications, copyright registrations, and derivative works; and (4) Know-how.

1.9.        “Instrument” means an Applied Biosystems CE sequencer instrument previously purchased by Celera or Abbott for the Abbott Alliance (as defined in the Operating Agreement) as listed on Exhibit B attached hereto.

1.10.      “Intermediate” means the materials that are sold by AB, including AB catalog products and materials that were produced and/or configured on a custom basis for Celera and any New Products that are added, but excluding Raw Materials, that are listed in Exhibit A.1.

1.11.      “Know-how” means confidential and/or proprietary technical and other information, whether patentable or not, including, without limitation, concepts, discoveries, inventions, modifications, improvements, data, results, designs, formulae, ideas, analyses, methods, techniques, assays, research plans, procedures, tests, processes (including manufacturing processes, specifications and techniques), laboratory records, chemical, pharmacological, toxicological, clinical, analytical and quality control data, reports, and summaries.

1.12.      “Knowledge” means, and is limited to, the actual knowledge, as of the Effective Date, of a Party’s Named Representatives, of facts, documents or information, without investigation on the part of such Named Representatives. Knowledge may not be imputed, and there shall be no duty to conduct further inquiry, from the fact that particular documents, contracts, patents, licenses or the like (collectively, “document files”) are possessed by a Party’s Named Representatives, where such Named Representatives have not investigated such document files.

1.13.        “Named Representative” means, with respect to AB, the patent attorneys and patent agents, senior director attorneys and technology transaction attorneys in the Applied Biosystems Legal Department and the Senior Director of Strategic Technology Licensing in the Applied Biosystems Strategy and Business Development Department, and, with respect to Celera, any officer or employee.

1.14.      “New Product” means a product to be supplied by AB to Celera that is not listed on Exhibit A as of the Effective Date.

1.15.      “New Product Pricing” means the price assigned to a New Product at the time such New Product is added to the list of Products on Exhibit A and any New Product derived from the Maui Project (as defined in the Operating Agreement). For AB products in existence at the time such AB product becomes a

[***] indicates material that has been omitted pursuant to a request for confidential treatment. The omitted material has been filed separately with the Securities and Exchange Commission.

New Product by its addition to Exhibit A and any New Product derived from the Maui Project, New Product Pricing will be established using a trailing 12 month weighted average of the sales price, less customary trade discounts and allowances and excluding in all cases, sales to Celera and sales involving promotional or early access discounts or special pricing as part of a collaborative exchange with a Third Party (all of the foregoing collectively, “net sales price”) to AB’s top five customers (or a smaller number if there are less than five customers) receiving the lowest global net sales price for such New Products (“AB’s Top Five”).

If the New Product has not been previously sold by AB at the time such AB product is to become a New Product, the initial sales price to Celera will be based on AB’s established list price for such New Product less a discount of 10%. An interim New Product Pricing will be determined using the weighted average of the net sales price to AB’s Top Five for the next 2 full AB fiscal quarters following the addition of the New Product to Exhibit A and any New Product derived from the Maui Project A final New Product Pricing will be determined using the weighted average of the net sales price to AB’s Top Five for the next four full AB fiscal quarters following the determination of the interim New Product Pricing. Such final New Product Pricing will be effective immediately thereafter for 1 full fiscal year, subject to the provisions of Sections 5.2 and 5.3. In no event will retroactive adjustments be made for any sales from AB to Celera using the initial sales price for a New Product.

1.16.      “Oligonucleotide Conjugate” means an oligonucleotide that has been chemically combined with a Raw Material.

1.17.      “Products” means Intermediates and Raw Materials listed on Exhibit A.1 (Intermediates) and on Exhibit A.2 (Raw Materials), respectively, and Instruments on Exhibit B, including any New Products added thereto subsequent to the Effective Date.

1.18.      “Raw Materials” means materials that are not sold by AB as standalone products or as components of products but that are used by AB to make Oligonucleotide Conjugates and other chemical derivatives of such materials. Raw Materials include those that are listed in Exhibit A.2, and any New Products that are Raw Materials and are added to Exhibit A.2.

1.19.      “Separation Agreement” means the agreement between AB and Celera dated May 8, 2008. Capitalized terms used but not defined in this Agreement will have the meaning given to such terms in the Separation Agreement.

1.20.      “Specifications” means, with respect to a Product listed on Exhibit A or Exhibit B as of the Effective Date, AB’s written specifications for such Product or, if there are no written specifications for a Product, specifications agreed to in writing by the Parties.

1.21.      “Third Party” means any person or entity other than Celera or AB or an Affiliate of Celera or AB.

1.22.      “Third Party Manufacturer” means a Third Party that is a contract manufacturer for a Party. For the avoidance of doubt, a Third Party Manufacturer does not include a Third Party who supplies a Party with products or materials according to the specifications of that Third Party.

[***] indicates material that has been omitted pursuant to a request for confidential treatment. The omitted material has been filed separately with the Securities and Exchange Commission.

2                                         Products

2.1.        Product List. Subject to the terms and conditions of this Agreement, AB will use commercially reasonable efforts to deliver to Celera or Distributor, as ordered by Celera pursuant to this Agreement, the Products listed on and further described in Exhibits A.1 and A.2, at prices to be determined by the Parties prior to the Effective Date based on historical prices, and Exhibit B, attached hereto.

2.2.        Adding Products. From time to time, New Products may be added to Exhibits A or B, at which time such New Products will become subject to the terms of this Agreement.

(a)       If a New Product is offered by AB to its customers, then 30 days after Celera’s written request, such New Product will be added to Exhibit A, subject to Section 2.8, at the New Product Price. In the event that AB must pay a royalty to a Third Party in order to sell such New Product to Celera pursuant to this Agreement, and such royalty is not already included in the New Product Price, the amount of such royalty due with respect to a sale of such New Product by Celera will be paid by Celera to AB (defined herein as a “Pass-Through Royalty”). The New Product Price and any applicable Pass-Through Royalty will be determined by AB within 30 days of such New Product being added to Exhibit A. For the avoidance of doubt, no Pass-Through Royalty will be applicable to Products listed on Exhibit A as of the Effective Date to the extent AB has breached its representations and warranties set forth in Section 2.8 with respect to such Products.

(b)      Notwithstanding Section 2.2(a) above, if Celera can demonstrate that it has previously ordered a product that is not listed on Exhibit A, such product will be added to Exhibit A, subject to Section 2.8, at the price previously paid by Celera, as adjusted pursuant to Section 5.2, and will be deemed a Product hereunder as of the Effective Date.

(c)       If a New Product is not offered by AB to its customers at the time of Celera’s request, such New Product will be deemed a custom product and will be addressed as described in Section 2.7.

(d)      If a New Product is derived from the Kauai Project (as defined in the Operating Agreement) it will be added to Exhibits A or B, as the case may be, at a price determined as set forth in the agreement between the Parties for the Kauai Project.

(e)       If a New Product is derived from the Maui Project it will be added to Exhibits A or B, as the case may be, at the New Product Price. In the event that AB must pay a royalty to a Third Party in order to sell such New Product to Celera pursuant to this Agreement, and such royalty is not already included in the New Product Price, the Pass-Through Royalty will be paid by Celera to AB. The New Product Price and any applicable Pass-Through Royalty will be determined by AB within 30 days of such New Product being added to Exhibit A.

(f)       If a New Product is an Instrument and is not covered by clauses (d) and (e) above, it will be added to Exhibit B at a price agreed to by the Parties.

2.3.        Removing Products. AB will be able to remove Products from Exhibit A or B if AB ceases to manufacture Products and/or have manufactured for it Products using AB’s IPR.

[***] indicates material that has been omitted pursuant to a request for confidential treatment. The omitted material has been filed separately with the Securities and Exchange Commission.

AB will give Celera six months prior written notice of the date of removal, provided that if AB is legally compelled to withdraw a product no prior notice need be given, but notice will be given to Celera as soon as practicable thereafter, and further provided that if a Third Party Manufacturer ceases manufacture of a Product it supplies to AB, AB need only provide the notice period it receives from such Third Party Manufacturer. AB will afford Celera an opportunity to make an “end of life” purchase of such Product, provided a purchase order for same is received within 30 days after delivery of written notice of proposed discontinuance to Celera. Such end of life purchase will not exceed the volume of that Product Celera estimates it will need for the following two years. AB will use commercially reasonable efforts to manufacture, or have manufactured, and deliver the amount of such Product ordered by Celera.

2.4.        Celera’s Right to Continue Production. In the event AB elects to remove a Celera Critical Product from Exhibit A or is prevented from supplying a Celera Critical Product due to a Force Majeure Event (as defined in Section 22.6) applicable to AB that continues for 60 days beyond the delivery date for such Celera Critical Product, AB will have the option of (i) securing an alternative source of supply for such Celera Critical Product, subject to Celera’s approval, such approval not to be unreasonably withheld or delayed, or (ii) granting Celera the right to manufacture such Celera Critical Product itself or through a Third Party Manufacturer selected by Celera, subject to AB’s approval, such approval not to be unreasonably withheld or delayed. Notwithstanding anything to contrary herein, AB will not be obligated to transfer any IPR to Celera or a Third Party Manufacturer if AB is prohibited from doing so by an injunction. Any alternative source of supply of a Celera Critical Product to Celera pursuant to clause (i) above will be on terms substantially similar with the terms of this Agreement, including price. Celera’s supply through a Third Party Manufacturer pursuant to clause (ii) above will be subject to the representations set forth in Section 2.8.

If Celera is granted the right to manufacture the Celera Critical Product itself as provided herein or through a Third Party Manufacturer, AB will in a timely manner (as is reasonable under the circumstances) grant to Celera a limited, non-exclusive, royalty-free license, subject to Section 2.8, (without the right to sublicense or transfer except as provided herein) to use Intellectual Property Rights owned or controlled by AB necessary to enable Celera or the approved Third Party Manufacturer to manufacture the Celera Critical Product. AB will also provide technical, product and manufacturing documentation that Celera or the Third Party Manufacturer may request as is reasonably necessary to allow Celera continued supply of the Celera Critical Product so that the availability of the Celera Critical Product is not interrupted or any interruption is minimized. In addition, any additional assistance, such as training, that Celera or the Third Party Manufacturer requests will be provided at AB’s then prevailing rates. Celera will require any Third Party Manufacturer to agree in writing to treat AB’s technical, product and manufacturing documentation and Intellectual Property Rights as Confidential Information of AB, and Celera will restrict disclosure to those employees and contractors to whom it is necessary to disclose such Confidential Information in connection with the performance of the duties under this Section 2.4.

AB may notify and demonstrate to Celera that it is again willing and able to supply the Celera Critical Product. Upon such notice from AB, Celera will, in a time frame that is commercially reasonable under the circumstances, commence purchasing the Celera Critical Product from AB and Celera’s rights under this Section 2.4 will terminate.

[***] indicates material that has been omitted pursuant to a request for confidential treatment. The omitted material has been filed separately with the Securities and Exchange Commission.

2.5.        Intermediates and Components for Further Manufacturing

(a) Intermediates. Subject to the restrictions and obligations on Celera’s use of the Intermediates set forth in this Agreement, Celera will sell Intermediates, directly or through a Distributor, only (i) to end users who purchase or use Celera diagnostic products and (ii) for use only with Celera diagnostic products. For the avoidance of doubt, the foregoing will not restrict Celera’s or its bona fide collaborators’ use of Intermediates for research, development or in Celera’s clinical laboratory testing services business, subject in each case to the restrictions and obligations on Celera herein.

(b) Components for Further Manufacturing. Intermediates and Raw Materials will be deemed to be and will be components for further manufacturing, and Celera will be deemed to be and will be the finished device manufacturer, or the manufacturer of any Celera Product that is a diagnostic product, within the meaning of the U.S. Food and Drug Administration (“FDA”) laws, rules and regulations and foreign laws, rules and regulations governing the manufacture, sale and distribution of diagnostic and other medical devices. AB may label or refer to Intermediates and Raw Materials as components for further manufacturing. In the event that any Intermediate or Raw Material is accompanied by a label or statement stating that such Intermediate or Raw Material is “For Research Use Only. Not for use in diagnostic procedures” or words of the same import, such label will not be deemed to restrict Celera’s use of such Intermediate or Raw Material as a component for further manufacturing of Celera Products for use in the Field.

2.6.        Raw Materials. Celera will have the right to use Raw Materials purchased from AB, to make, or have made by a Third Party Manufacturer, Oligonucleotide Conjugates and to use such Oligonucleotide Conjugates to make, have made, use, sell, offer for sale and/or import Celera Products that incorporate such Oligonucleotide Conjugates; provided that such Third Party Manufacturer is not infringing (i) the 5’ Nuclease IPR of Roche, a partial list of which is as follows: 5,538,848, 5,723,591, 5,876,930, 6,030,787, 6,258,569, 5,804,375, 5,210,015 and 5,487,972; or (ii) AB’s dye patents, a partial list of which is as follows: 6,649,598, 6,096,723, 6,303,775, 6,020,481, 6,008,379, 6,221,604. Celera will notify AB when it selects such Third Party Manufacturer and AB will have 30 days to notify Celera whether or not there is a reasonable and good faith basis to believe that the Third Party Manufacturer is infringing the AB dye or 5’ Nuclease technology. AB agrees that it will not commence an infringement action against such Third Party Manufacturer by reason of its activities conducted for Celera pursuant to this Section 2.6. Except for permitted transfers to Third Party Manufacturers solely for the purpose of making Oligonucleotide Conjugates for Celera, any sale or transfer of Raw Materials to a Third Party is specifically prohibited. All agreements pursuant to which Raw Materials are transferred to a Third Party Manufacturer will contain provisions providing that: (i) all Raw Materials transferred will be deemed confidential information of AB; (ii) the Third Party Manufacturer will not reverse-engineer any Raw Materials for so long as they remain confidential information of AB; (iii) the Third Party Manufacturer will not sell, re-sell, donate or otherwise transfer Raw Materials to any Third Party; (iv) Celera will have the right, upon reasonable notice and at its expense, to audit all use of the Raw Materials by the Third Party Manufacturer to determine compliance with these provisions; and (v) all Raw Materials will be and remain property of Celera, be subject to removal at any time upon demand by Celera, be at all times clearly identified by the Third Party Manufacturer as the property of Celera and be kept

[***] indicates material that has been omitted pursuant to a request for confidential treatment. The omitted material has been filed separately with the Securities and Exchange Commission.

free of liens and/or encumbrances of any kind. Scandinavian Gene Synthesis, Celera’s current Third Party Manufacturer using Raw Materials, is approved by AB as a Third Party Manufacturer.

2.7.        Custom Products. Celera may request AB to create customized products. AB may accept or reject such a request at its discretion. In the event AB agrees to create a customized product for Celera, the Parties will amend this Agreement, or otherwise agree in writing, to include appropriate special terms and conditions and thereafter such customized product will be added as a New Product.

2.8           Grant of Rights. (a) AB hereby grants to Celera, under AB’s IPR and, without AB having to pay any additional consideration, under AB’s existing rights in any Third Party IPR as of the Effective Date, all rights necessary (i) to make, have made, use, sell, offer for sale and/or import Celera Products that incorporate Products, and (ii) to convey to end-users all rights necessary to use Celera Products that incorporate Products in the Field.

(b) Celera will be responsible for securing access, at Celera’s cost and without any contribution from AB, to any additional Third Party IPR Celera needs.

(c) AB represents and warrants, to its Knowledge, that AB’s grant of the rights set forth in Section 2.8(a) are free and clear of any additional obligations of Celera to AB or a Third Party as to the Products on Exhibits A and B and that, subject to the provisions of the next sentence, AB has the necessary rights to sell such Products for use in Celera Products in the Field. AB makes no representation and warranty with respect to Third Party IPR (i) where AB’s patent attorneys and patent agents have a good faith, well reasoned legal basis to believe that the claims of any Third Party IPR are invalid, unenforceable or not infringed, or (ii) as to the matters set forth on Schedule 2.8, or (iii) where any Named Representative of Celera has Knowledge that AB does not have the rights set forth in Section 2.8(a) as of the Effective Date free and clear of any additional obligations to a Third Party. For the avoidance of doubt, AB would not be required to convey or obtain any Third Party IPR for the Field where it does not have such rights to convey as of the Effective Date, including in those instances where AB has prior to the Effective Date procured a license to any Third Party IPR for fields other than the Field, provided that AB’s representation and warranty in this Section 2.8(c) is true.

(d) Notwithstanding Section 2.8(b), in the event that AB breaches the foregoing representation and warranty, AB’s sole obligation and Celera’s sole remedy (except for AB’s indemnity obligations pursuant to Section 15.1) with respect to such breach will be, at AB’s option, (a) to reimburse Celera for the consideration paid by Celera to obtain the rights that are the subject of AB’s breach of such representation and warranty, (b) to use commercially reasonable efforts at AB’s cost to obtain such rights for Celera as soon as reasonably feasible, or (c) if AB concludes that obtaining such rights for Celera is not possible or commercially feasible, paying Celera such damages to which Celera may be entitled under law for breach of such representation and warranty, provided that in no event shall such amount exceed lost profits of Celera as reasonably estimated by Celera for Celera’s inability to sell the subject Celera Product during the [***] period commencing on the date Celera ceased exercising the rights that are the subject of such breach.

[***] indicates material that has been omitted pursuant to a request for confidential treatment. The omitted material has been filed separately with the Securities and Exchange Commission.

3                                         Term

3.1.        Initial Term. The term of this Agreement will commence on the Effective Date and will, unless sooner terminated as provided herein, be in full force and effect for seven years thereafter (the “Initial Term”).

3.2.        Renewal. Following the Initial Term, this Agreement may be renewed for consecutive one year terms by mutual agreement of the Parties reached not later than 90 days prior to the expiration of the then-current term. If after the Initial Term (or any renewal term) AB elects to terminate this Agreement, Celera may thereafter reasonably demonstrate to AB that rights to certain patents or patent applications owned or controlled by AB as to any Product previously supplied to Celera are required for Celera to continue to make, use or sell Celera Products. In such event, AB and Celera will discuss and negotiate in good faith Celera’s access to such AB patents and patent applications. For the avoidance of doubt, the preceding sentence is not a binding commitment by either Party to conclude an agreement.

4                                         Termination

4.1                                 Default. Either Party may terminate this Agreement in the event the other Party breaches any material obligation hereunder, other than for non-payment of undisputed amounts past due, and, if such breach is capable of being cured, such breach remains uncured for 90 days after receipt by the defaulting Party of written notice of such default; provided, however, that if such breach is amenable of cure but not within 90 days, and if the breaching Party begins diligent efforts to cure such breach promptly after receipt of written notice thereof, then the breaching Party will have an additional 90 days within which to cure such breach provided that the breaching Party continues to use diligent efforts to cure such breach as soon as reasonably possible. Notwithstanding the foregoing, where the breach is non-payment of amounts due when payable, the cure period will be 30 days after receipt of written notice of breach.

4.2                                 Acts of Insolvency. Either Party may terminate this Agreement by written notice if the other Party becomes insolvent, makes a general assignment for the benefit of creditors, suffers or permits the appointment of a receiver for its business or assets, or has wound up or liquidated, voluntarily or otherwise.

4.3                                 Challenge to AB Patents. AB may terminate sales of a Product pursuant to this Agreement in the event Celera initiates any proceeding for the purpose of challenging AB’s IPR in that Product. Celera will not be deemed to have initiated such a proceeding if Celera challenges AB’s patent rights in a Product as a defense or compulsory counterclaim in a proceeding initiated against Celera by AB or as in a declaratory judgment action brought by Celera against AB.

4.4                                 Force Majeure Event. If a Force Majeure Event (as defined in Section 22.6) causing AB to fail to supply a Product continues for 60 consecutive days beyond the delivery date for such Product, Celera will have the right to terminate its obligations under the Agreement with respect to that Product on 30 days written notice to AB, or provide AB with written notice of its intent to invoke the provisions of Section 2.4.

[***] indicates material that has been omitted pursuant to a request for confidential treatment. The omitted material has been filed separately with the Securities and Exchange Commission.

4.5                                 Effect of Termination. Obligations incurred, including purchase orders accepted, prior to the effective date of termination will not be affected by termination, provided, however, that if the basis for termination is non-payment of invoices or acts of insolvency, the terminating Party may cancel all outstanding purchase orders without penalty or restocking fee.

4.6                                 Effect of Third Party Acquisition. In the event Celera is acquired by a Third Party during the term or any extended term of this Agreement, then the purchasing volume of Products and Instruments on Exhibits A and B will be limited to increases determined by the reasonable requirements to support Celera’s or a successor’s on-going business. Such reasonable requirements will be based on the size of Celera’s business as of the Effective Date of the Separation Agreement, as increased to take into account subsequent increases in Celera’s or a Third Party acquirer’s sales volume because of: (i) increased sales of existing products; (ii) sales of newly introduced products in the Field; and (iii) the acquisition of other companies or their assets.

4.7                                 Return of Confidential Information. Upon cancellation, termination or expiration of this Agreement, upon written request of a Party, each Party agrees to immediately deliver to the other Party or destroy all documents, data, records, notebooks, and similar writings relating in any way to any Confidential Information of the other Party, including copies then in such Party’s possession, whether prepared by that Party or others. If any such documents are destroyed, the Party destroying same will certify to such destruction in writing. Neither Party will retain any such documents, data, or other items originated by the other Party, except one copy may be retained for legal archive purposes.

4.8                       Surviving Provisions. The rights and obligations of the Parties set forth under Sections                                                        and any other provisions that are expressly stated to survive termination of this Agreement will survive termination of this Agreement for any reason. All other rights and obligations of the Parties will cease on termination of this Agreement.

5                                         Price

5.1                                 Price. The price of each Product will be the price set forth on Exhibit A. The price applicable to a Product may be adjusted pursuant to the terms of Section 5.2.

5.2                                 Price Changes. The prices set forth in Exhibit A are firm for the first year following the Effective Date. After the first year of the Initial Term, AB may increase the prices set forth in Exhibit A not more frequently than once in any twelve (12) month period, provided that the maximum percentage change for a Product over the previous price for such Product shall be limited to a percentage which is calculated as provided below. Any such change in the Product prices will be effective for all Products ordered after July 1st of the next July 1 to June 30 fiscal year (the “Fiscal Year”). Each annual change to the Product prices will be determined using one of the following formulas depending on type of Product using calculations to one decimal place.

5.2.1 Price Change Formula for BDT Products Containing the [***] Enzyme. The Parties agree to calculate price changes for BDT Products containing the [***] enzyme using a

[***] indicates material that has been omitted pursuant to a request for confidential treatment. The omitted material has been filed separately with the Securities and Exchange Commission.

formula based on the Employment Cost Index for Total Compensation for the Pacific Region (“ECI”) as it appears on http://www.bls.gov/ro9/eciwest.htm, and the annual change, if any, in the AB purchase price of the enzyme [***]. The price of Products may change by an amount determined by AB in its sole discretion, provided that any increase for such Product from one Fiscal Year to the next will not exceed the price for that Product in effect during the preceding Fiscal Year increased by a percent equal to the weighted average percent increase of two pricing components over the same period.  By the first 15th of May following the Effective Date and by each May 15th thereafter during the term of the Agreement, the Parties will calculate a pricing adjustment determined by the combined percentage of: i) a weighting of 20.0% times the annual percentage of change from the previous 12 month average from April 1st to March 31st in the ECI and ii) a weighting of 80.0% times the annual change in the AB purchase price of the Roche Enzyme [***], with an example as follows.

20% (12 month avg percent change of ECI) plus 80% (annual price change in purchase price of [***] enzyme) = % of maximum price increase/yr

Example - Price Change Formula for BDT Products containing the enzyme [***]

A.     Establish: Appropriate Index and Weighted Averages

20%	BLS - Employment Cost Index for the Pacific Region
80%	AB Purchase Price of [***]

B.     Establish: Timing, Index Base values, and Annual Index Change

         1.             Establish Timing Convention

Period Start	4/1/2007	4/1/2008	4/1/2009
Period End	3/31/2008	3/312009	3/31/2010
Known As:	Base Yr.	Year 1	Year 2

         2.             Establish Monthly Average of the 12 Months in the Period

	Base Yr.	Year 1	Year 2
ECI-Pacific	160	170	190
[***]	$2,000	$2,200	$2,300

         3.             Establish Percentage Change from the Prior Period

	Base Yr.	Year 1	Year 2
ECI-Pacific		6.3%	11.8%
[***]		10.0%	4.5%

C.      Calculate for Year 1 - Annual Blended Index Pricing Change

         1.             Establish Percentage Change from the Prior Period

	Year 1 % Blend	Year 1% of Index Change	Year 1 Weighted%
ECI-Pacific	20.0%	6.3%	1.3%
[***]	80.0%	10.0%	8.0%

2.	Pricing on Products can change up to:	9.3%

[***] indicates material that has been omitted pursuant to a request for confidential treatment. The omitted material has been filed separately with the Securities and Exchange Commission.

5.2.2 Price Change Formula for BDT Products containing enzymes other than [***]. The following formula will govern price changes for BDT Products containing enzymes other than [***] on Exhibit A. The Parties agree to use weighted average percentage method of price adjustment such that the price of Products will change by an amount determined by AB in its sole discretion, provided that any increase for a Product from one Fiscal Year to the next will not exceed the price for the Product in effect during the preceding Fiscal Year increased by a percent equal to the weighted average percent increase of two published indexes over the same period. The Parties agree to use a composite index based on the weighted average of the previous 12-month average, from April 1st to March 31st, of both the ECI and the Producer Price Index for In vitro Manufacturing Substances (“PPI”). By the first 15th of May following the Effective Date and by each May 15th thereafter during the Term of the Agreement, the Parties will calculate a straight line average of the previous 12 months (April through March of each annual period) for each of the PPI (as defined above) as it appears on the Bureau of Labor Statistics website  http://www.bls.gov/ppi/home.htm under In Vitro Diagnostic Substances Manufacturing PPI code 06371402 and the ECI as it appears in the Bureau of Labor Statistics website http://www.bls.gov/ro9/eciwest.htm, or if discontinued such equivalent index as is mutually agreed to by the Parties. AB will notify Celera of any increase in price of a Product at least thirty (30) days prior to the date on which the increase will take effect. The pricing adjustment will be determined by the combined percentage of: i) a weighting of 70.0% of the average percent change of the previous 12 months from April 1st to March 31st in the ECI plus ii) a weighting of 30.0% of the average percent change of the previous 12 months from April 1st to March 31st in the PPI, with an example as follows.

70% (12 month avg percent change of ECI) plus 30% (12 month avg change of PPI) = % of maximum price increase/yr

Example - Price Change Formula for BDT Products containing enzymes other than [***]

A.    Establish: Appropriate Index and Weighted Averages

70%	BLS - Employment Cost Index for the Pacific Region
30%	BLS - PPI for In Vitro Manufactured Substances

B.     Establish: Timing, Index Base values, and Annual Index Change

         1.             Establish Timing Convention

Period Start	4/1/2007	4/1/2008	4/1/2009
Period End	3/31/2008	3/31/2009	3/31/2010
Known As:	Base Yr.	Year 1	Year 2

[***] indicates material that has been omitted pursuant to a request for confidential treatment. The omitted material has been filed separately with the Securities and Exchange Commission.

         2.              Establish Monthly Average of the 12 Months in the Period

	Base Yr.	Year 1	Year 2
ECI-Pacific	160	170	190
PPI Invitro Mfg.	180	175	185

         3.              Establish Percentage Change from the Prior Period

	Base Yr.	Year 1	Year 2
ECI-Pacific		6.3%	11.8%
PPI Invitro Mfg.		-2.8%	5.7%

C.     Calculate Annual Index-Based Pricing Change

         1.              Establish Percentage Change from the Prior Period

	Year 1 % Blend	Year 1 % of Index Change	Year 1 Weighted %
ECI-Pacific	70.0%	6.3%	4.4%
PPI Invitro Mfg.	30.0%	-2.8%	-0.8%

2.	Pricing on Products can change up to by:	3.5%

5.2.3 Price Change Formula for Other Products. The following formula will govern price changes for all Products on Exhibit A except those Products in Section 5.2.1 and 5.2.2 above. The Parties agree to use weighted average percentage method of price adjustment such that the price of Products will change by an amount determined by AB in its sole discretion, provided that any increase for a Product from one Fiscal Year to the next will not exceed the price for the Product in effect during the preceding Fiscal Year increased by a percent equal to the weighted average percent increase of two published indexes over the same period. The Parties agree to use a composite index based on the weighted average of the previous 12-month average, from April 1st to March 31st, of both the ECI and the PPI. By the first 15th of May following the Effective Date and each May 15th thereafter during the term of the Agreement, the Parties will calculate a straight line average of the previous 12 months (April through March of each annual period) for each of the PPI as it appears on the Bureau of Labor Statistics website www.bls.gov under In Vitro Diagnostic Substances Manufacturing, PPI code 06371402 and the ECI as it appears in the Bureau of Labor Statistics website http://www.bls.gov/ro9/eciwest.htm, or if discontinued such equivalent index as is mutually agreed to by the Parties. AB will notify Celera of any increase in price of a Product at least thirty (30) days prior to the date on which the increase will take effect. The pricing adjustment will be determined by the combined percentage of: i) a weighting of 40.0% of the average percent change of the previous 12 months from April 1st to March 31st in the ECI plus ii) a weighting of 60.0% of the average percent change of the previous 12 months from April 1st to March 31st in the PPI, with an example as follows.

40% (12 month avg change of ECI) plus 60% (12 month avg change of PPI) = % of maximum price increase/yr

[***] indicates material that has been omitted pursuant to a request for confidential treatment. The omitted material has been filed separately with the Securities and Exchange Commission.

Example - Price Change Formula for all Other AB Products

A.          Establish: Appropriate Index and Weighted Averages

40%                         BLS - Employment Cost Index for the Pacific Region

60%                         BLS - PPI for In Vitro Manufactured Substances

B.            Establish: Timing, Index Base values, and Annual Index Change

1.              Establish Timing Convention

Period Start	4/1/2007	4/1/2008	4/1/2009
Period End	3/31/2008	3/31/2009	3/31/2010
Known As:	Base Yr.	Year 1	Year 2

2.              Establish Monthly Average of the 12 Months in the Period

	Base Yr.	Year 1	Year 2
ECI-Pacific	160	170	190
PPI Invitro Mfg.	180	175	185

3.              Establish Percentage Change from the Prior Period

	Base Yr.	Year 1	Year 2
ECI-Pacific		6.3%	11.8%
PPI Invitro Mfg.		-2.8%	5.7%

C.            Calculate Annual Index-Based Pricing Change

1.              Establish Percentage Change from the Prior Period

	Year 1 % Blend	Year 1% of Index Change	Year 1 Weighted %
ECI-Pacific	40.0%	6.3%	2.5%
PPI Invitro Mfg.	60.0%	-2.8%	-1.7%

2. Pricing on Products may change up to:	0.8%

5.3                                Changed Costs. The Parties agree to negotiate in good faith a reasonable adjustment to the price of a Product independent of adjustments pursuant to Section 5.2 in the event of an increase in AB’s cost of manufacture thereof purchased from Third Party suppliers, provided such adjustments will occur, if ever, only once in any 12 month period or at any time provided such costs increase by more than 10%, and provided further that no price adjustment will be permitted to compensate AB for royalties paid to obtain Third Party IPR, except to the extent set forth in Section 2.8.

5.4                                Tax, Freight, and Insurance. The prices set forth in Exhibits A and B are exclusive of all sales, excise or stamp taxes or similar charges, assessments, fees or duties levied or assessed

[***] indicates material that has been omitted pursuant to a request for confidential treatment. The omitted material has been filed separately with the Securities and Exchange Commission.

on or for the sale or transportation of Products and all transportation, freight, shipping, handling and insurance charges, all of which will be separately invoiced to Celera.

5.5                                Audits. Upon the written request of Celera and not more than once in each calendar year, AB will permit an independent certified public accounting firm selected by Celera and reasonably acceptable to AB, at Celera’s expense, to have access during normal business hours to such of the records of AB as may be reasonably necessary to verify the accuracy of the New Product Pricing, Pass-Through Royalties, PPI and ECI adjustments and changed cost adjustments hereunder for any calendar year ending not more than 36 months prior to the date of such request, subject to AB’s reasonable health and safety, security and confidentiality requirements. The accounting firm will disclose to Celera only whether the foregoing items are correct or incorrect and the amount of any discrepancy. No other information will be provided to Celera. If such accounting firm correctly identifies a discrepancy made during such period, the appropriate Party will pay the other Party the amount of the discrepancy within 30 days of the date Celera delivers to AB such accounting firm’s written report so correctly concluding, or as otherwise agreed upon by the Parties. The fees charged by such accounting firm will be paid by Celera; provided, however, that if AB is found to have erred in AB’s favor by the greater of (a) $1,000,000 or (b) more than 5% for the audited period, AB will reimburse Celera for the full cost of the performance of such audit.

6                                        Orders

6.1                                Purchase Orders. To purchase Products hereunder, Celera and its Affiliates (through any of their respective divisions or business units) may issue purchase orders (“Purchase Orders”), which (a) will specify the Purchase Order number, type and quantity of Product ordered, places of delivery, and delivery dates, and (b) may also contain instructions as to carrier and method of shipment, packaging and labeling, and other relevant aspects regarding the supply of Products. If Celera fails to specify a carrier and method of shipment, AB will select a suitable carrier and method of shipment on a commercially reasonable basis. Celera will place each Purchase Order with AB at least 10 business days in advance of the delivery date unless other lead times are specified in Exhibit A with respect to certain Products. AB will promptly accept and confirm all Purchase Orders issued in accordance with this Agreement in writing within five business days from the date of the Purchase Order. In the absence of an acceptance within such period, the applicable Purchase Order will be deemed accepted by AB.

6.2                                Shipment. AB will ship Products subject to a Purchase Order in accordance with the lead times specified in Exhibit A. Products will be delivered in single shipments, unless otherwise specified by Celera on a Purchase Order. In the event that AB cannot deliver Products in a single shipment or a delay will occur to provide such single shipment, AB will notify Celera and obtain Celera’s preference as to how Products are to be shipped.

7                                        Forecasts

7.1                                Twelve Month Forecast. Celera will provide AB with a rolling twelve month non-binding forecast of its orders for Products listed on Exhibit A. The initial forecast will be delivered to AB within 30 days of the Effective Date and updated quarterly thereafter. If a Product is designated on Exhibit A as “OTS” (“off the shelf”), no forecast is required. If a

[***] indicates material that has been omitted pursuant to a request for confidential treatment. The omitted material has been filed separately with the Securities and Exchange Commission.

Product is designated on Exhibit A as “MTO” (“made to order”), Celera will place orders for MTO Products in concert with the lead times for such Products as set forth in Exhibit A.

7.2                                Changes in Purchase Orders. Celera may increase the quantity, or request an earlier delivery date, of a Product ordered over the quantity and delivery date specified in its firm purchase order for such Product and AB will use commercially reasonable efforts to fill such orders provided that the timing of the increased order falls within the agreed upon lead time for such Product and taking into consideration AB’s obligations to its other customers with respect to such Product. In no event is AB obligated, nor will it be a breach of this Agreement if AB is unable, to fill an order which is more than 125% in excess of the quantity specified in its firm purchase order or to deliver such order earlier than originally agreed to.

8                                        Invoicing and Payment

8.1                                Invoicing. AB will invoice Celera for Products shipped FOB AB’s dock pursuant to Section 9 at the price per Product unit set forth on Exhibit A. Invoices will include the applicable Purchase Order number, quantity and part number of the Products shipped and prices therefor.

8.2                                Payment. Celera will pay AB for each Product shipped to Celera no later than 30 days after receipt of an invoice therefore. AB will not invoice Celera for a Product until a date that is on or after the date of shipment of the Product to Celera. Invoicing and payment will be made in United States dollars.

8.3                                Late Payments. If payment is not received by the due date, AB may assess and Celera agrees to pay a late payment charge at the rate of 1% per month (12% per year) or the maximum legal rate, whichever is less, of the amount due from the due date to the date of payment.

8.4                                Collection. If AB retains a collection agency or attorney to collect unpaid amounts, AB may invoice Celera for, and Celera will pay, all reasonable costs of collection, including without limitation reasonable attorneys fees.

9                                        Shipping, Delivery and Packaging

9.1                                Shipping and Delivery. AB will ship Product so that it is delivered to Celera on the delivery date, and Products will not be delivered more than four calendar days prior to the delivery date without Celera’s prior written consent. AB will notify Celera at the time of shipment as to the quantity of Product shipped and the specific shipping information. Shipping quantities may not vary from those established by the Purchase Order unless otherwise mutually agreed upon in writing by the Parties. In the event any shipment is delayed, Celera may direct AB to ship such Product by expedited transportation designated by Celera and AB will bear the expense of any difference in cost due to such expedited transportation. AB will promptly notify Celera of its inability or expected inability to meet a delivery date. AB will ship the Product to the delivery addresses set forth in the applicable Purchase Order. Celera may, from time to time, instruct AB to deliver all or a portion of Product ordered pursuant to a Purchase Order to non-Celera locations. AB will at all times properly handle and store Products in accordance with AB’s specifications and customary procedures. AB will solely bear all risk of loss or damage and

[***] indicates material that has been omitted pursuant to a request for confidential treatment. The omitted material has been filed separately with the Securities and Exchange Commission.

all costs and expenses incurred by Celera for storage or return with respect to quantities of Product shipped by AB in excess of the quantities set forth in the applicable Purchase Order.

9.2                                Risk of Loss. Title and risk of loss with respect to all Products will pass from AB to Celera upon transfer of possession of the Product to a common or other Third Party carrier at AB’s facility.

9.3                                Packaging. Products will be packaged and prepared for shipment (a) in a manner which (i) follows good commercial practice and complies with all laws and regulations, including, without limitation, the hazardous materials regulations set forth in 49 C.F.R. Sections 100 et seq. (and any subsequent or successor versions thereof) and any other applicable hazardous materials regulations, and (ii) is acceptable to, and complies with any specific requirements of, the designated carrier and/or Celera agreed to by AB in writing, , and (b) in accordance with any reasonable specific packaging and labeling requirements set forth in the Purchase Order or the Specifications. Each shipment will be accompanied by a packing slip which will include Celera’s part numbers, Purchase Order number, AB’s part number, and the quantity of Products contained in such shipment. AB will be responsible for all losses or damages caused by or due to any improper packaging.

10                                 Quality

10.1                          Quality Management System. AB will maintain a Quality Management System designed to comply, at a minimum, with ISO 9001:2000 at facilities at which Products are manufactured.

10.2                          Certificate of Analysis. AB will deliver certificates of analysis with Products when delivered to Celera for those Products with respect to which it is AB’s customary practice with its commercial customers to do so, and for those Products with respect to which AB and Celera have developed a certificate of analysis pursuant to the last sentence of this Section 10.2. If a certificate of analysis has not previously been provided to Celera or is not provided as a routine matter for a particular Product, or if Celera wishes and AB agrees to a certificate of analysis for a Product in a format different than the one furnished by AB to its commercial customers, the Parties will in good faith seek to agree on the form of a certificate of analysis, and AB will provide a certificate of analysis in the agreed upon format if the Parties do agree, and the reasonable development expense and/or increase in cost required to generate such certificate of analysis will be paid by Celera or reimbursed to AB by Celera, unless otherwise agreed to by the Parties.

10.3                          Product Changes. AB agrees to notify Celera of a change in composition to or method of manufacture of a Product listed on Exhibit A or Exhibit B to the extent that AB determines that a change affects the form, fit or function of the Product and results in a change to the final Product Specifications (a “Material Product Change”). Such notification may be in the form of a letter from AB distributed generally to its customers. Notwithstanding the foregoing, if a Product is manufactured or supplied by a Third Party, AB’s ability and agreement to provide notice of change as set forth herein above is subject to AB receiving written change information from the manufacturer or supplier that notifies AB of a change in the Product’s Specifications. The parties may designate on Exhibit A Products for which no Material

[***] indicates material that has been omitted pursuant to a request for confidential treatment. The omitted material has been filed separately with the Securities and Exchange Commission.

Product Change can be knowingly made without AB and Celera first discussing the effect of any such proposed change. If any Product is so designated, AB will not knowingly make a Material Product Change to the Product without first notifying Celera in writing and discussing possible effects of such change. Celera’s sole and exclusive remedy, and AB’s sole and exclusive obligation and liability, for failure to notify Celera of any Material Product Change as required by this Agreement will be for AB to use its commercially reasonable efforts to fulfill as soon as reasonably feasible a single order for such Product, with the Specifications in effect prior to the Material Product Change, that is placed by Celera with AB within 60 days of Celera’s receiving notification of the Material Product Change. Such order will be in the amount of Product that Celera estimates it will need for the following two years in accordance with the provisions of Section 2.3, provided that AB will not be required to fulfill such an order placed by Celera if, in AB’s reasonable determination, the Material Product Change would result in health and safety concerns, and in which event AB’s sole and exclusive obligation and liability will have been satisfied.

10.4                          Specifications. AB will manufacture and supply all Products to AB’s most recent Specifications for the Product (that is, AB’s most recent public written specifications or, with respect to Products for which AB and Celera have agreed upon specifications, such agreed upon Specifications). Except as may be otherwise set forth in Section 10.3, nothing in this Agreement will be deemed restrict or limit AB from making changes to any product specifications, including without limitation the Specifications of Products listed on Exhibits A and B, provided that, subject to Section 10.3, AB will give Celera prior written notice of any changes to Specifications of Products listed on Exhibits A and B.

10.5                          Additional Quality Terms. Celera may request additional terms regarding the quality of a Product. In such an event the Parties will conduct good faith discussions regarding such additional quality terms and to the extent that such a request is within the reasonable capabilities of AB, AB may include at AB’s discretion such additional quality terms for the specified Product, provided that doing so may result in the creation of a New Product with new pricing at AB’s discretion.

11                                 Manufacturing Processes

11.1                          Document Retention. AB will maintain all material records documenting the manufacture, testing and shipment of the Products supplied to Celera (“Celera Product Documents”) for a period of five years following the shipment of the Celera Products to Celera or its designee; provided, however, that AB will notify Celera prior to destruction of any Celera Product Documents and send them to Celera, at Celera’s cost, if so requested. AB will allow Celera to review such Celera Product Documents during any site inspection conducted under the terms of this Agreement and at other reasonable times at the request of Celera, in all cases subject to AB’s reasonable health and safety, security, and confidentiality requirements. Celera Product Documents will be confidential information of AB, provided however that Celera may disclose such Celera Product Documents to a Distributor as necessary, and to applicable regulatory authorities if required to do so under law, subject to satisfaction of AB’s reasonable confidentiality requirements, which may include, if AB wishes, signing of a confidentiality agreement in form satisfactory to AB and marking all documents to protect same under Freedom of Information Act and other disclosure laws or regulations.

[***] indicates material that has been omitted pursuant to a request for confidential treatment. The omitted material has been filed separately with the Securities and Exchange Commission.

11.2                          Site Inspections. Upon reasonable prior notice, AB will, from time to time during the term or any extended term of this Agreement, allow representatives of Celera to tour and inspect AB facilities utilized by AB in the manufacture or refurbishing of Celera Products, at reasonable times and upon reasonable advance notice for the purposes of verifying compliance with the terms of this Agreement. Any such inspections will not occur more than once in any calendar year, and will be subject to AB’s reasonable health and safety, security, and confidentiality requirements.

11.3                          Regulatory Inspections. AB will allow representatives of the FDA or other applicable regulatory or governmental authorities to tour and inspect all facilities utilized by AB in the manufacture, testing, packaging and storing of Celera Products, provided that the foregoing will not be deemed a waiver by AB of any rights or remedies it may have under law or restrict AB from insisting on reasonable health and safety, security or confidentiality requirements.

11.4                          Responsibility for Regulatory Matters.                               All regulatory matters regarding obtaining and maintaining any necessary clearance or other permit, permission, consent or approval, or promotion or labeling, or otherwise complying or assuring compliance with applicable law for or relating to the importation, sale and use of Celera Products, if any such requirements exist, from the FDA, or under the European IVD Directive or any other body or agency, will remain under the exclusive control of Celera and will be solely Celera’s responsibility. AB will provide Celera access to documentation under AB’s control reasonably required for Celera Product regulatory registration (subject to AB’s reasonable confidentiality requirements), provided that any such registration will not impose any duties or requirements on AB or require AB to take any action except to permit regulatory inspections as and to the extent expressly set forth in Section 11.3 of this Agreement.

12                                 Defects and Returns

12.1                          Rejected Products. Any claims for damaged, missing or defective Product must be reported in writing by Celera within 15 days from the date of Celera’s receipt of the Product, after which time the order will have been deemed to be accepted. In addition, Celera must promptly return a rejected Product to AB, C.O.D, unused and in a condition no worse than that delivered to Celera and in the Product’s original containers and packing material, accompanied by a valid return authorization number obtained from AB, which will not be unreasonably withheld or delayed. AB may refuse any Product not timely rejected or sought to be returned without a valid return authorization number. For any valid claim timely made, AB, at its option, may repair the Product or replace the Product with an identical or substantially similar Product. Shipping charges will not be credited.

12.2                          Sole Remedy. THE PROVISIONS OF SECTION 12 SET FORTH CELERA’S SOLE AND EXCLUSIVE REMEDIES FOR A DAMAGED OR MISSING PRODUCT, AND, EXCEPT FOR EXPRESS WRITTEN WARRANTY RIGHTS, FOR A DEFECTIVE PRODUCT.

12.3                          Decontamination. AB may require that Celera sign and deliver a properly completed certificate of decontamination prior to returning any Product.

[***] indicates material that has been omitted pursuant to a request for confidential treatment. The omitted material has been filed separately with the Securities and Exchange Commission.

13           General Warranty

13.1                          Express Warranties. Except as otherwise provided herein, AB makes only those warranties with respect to Product expressly identified as “warranties” and set forth in AB’s current operating manual or catalog, or in a specific written warranty included with and covering a Product, if any.

13.2                          No Pass Through. Warranties are made only to the Celera as the entity purchasing the Product directly from AB, are not transferable and do not extend to the benefit of any other person or entity, unless otherwise expressly stated in writing by AB.

13.3                          “AS IS”. EXCEPT AS OTHERWISE PROVIDED HEREIN, ANY PRODUCT NOT COVERED BY AN EXPRESS WRITTEN WARRANTY IS SOLD AND PROVIDED “AS IS,” WITHOUT WARRANTY OF ANY KIND, STATUTORY, EXPRESS OR IMPLIED.

13.4                          Descriptions, Models and Samples. Any description of Product recited in AB’s quotation is for the sole purpose of identifying Product, and any such description is not part of any contract between AB and Celera and does not constitute a warranty that Product will conform to that description. Any sample or model used in connection with AB’s quotation is for illustrative purposes only, and is not part of any contract between AB and Celera and does not constitute a warranty that Product will conform to the sample or model. No affirmation of fact or promise made by AB, whether or not in AB’s quotation, will constitute a warranty that Product will conform to the affirmation or promise. Unless otherwise specified in writing in documentation shipped with Product or otherwise agreed by AB in writing, AB does not provide service or support for custom products or other products made to buyer’s specifications.

13.5                          Sole and Exclusive. EXCEPT AS OTHERWISE PROVIDED HEREIN, THE WARRANTIES IDENTIFIED IN SECTION 13.1 ARE APPLERA’S SOLE AND EXCLUSIVE WARRANTIES WITH RESPECT TO THE PRODUCTS AND ARE IN LIEU OF ALL OTHER WARRANTIES, STATUTORY, EXPRESS OR IMPLIED, ALL OF WHICH OTHER WARRANTIES ARE EXPRESSLY DISCLAIMED, INCLUDING WITHOUT LIMITATION ANY IMPLIED WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT, OR REGARDING RESULTS OBTAINED THROUGH THE USE OF ANY PRODUCT (INCLUDING, WITHOUT LIMITATION, ANY CLAIM OF INACCURATE, INVALID OR INCOMPLETE RESULTS), WHETHER ARISING FROM A STATUTE OR OTHERWISE IN LAW OR FROM A COURSE OF PERFORMANCE, DEALING OR USAGE OF TRADE.

14           Limitation of Liability

14.1                          Disclaimer of Consequential Damages. EXCEPT AS PROVIDED HEREIN AND FOR BREACHES OF SECTION 18 (CONFIDENTIALITY) , IN NO EVENT WILL EITHER PARTY BE LIABLE TO THE OTHER, WHETHER IN CONTRACT, TORT, WARRANTY, OR UNDER ANY STATUTE (INCLUDING WITHOUT LIMITATION ANY TRADE PRACTICE, UNFAIR COMPETITION OR OTHER STATUTE OF SIMILAR IMPORT) OR ON ANY OTHER BASIS, FOR INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL, MULTIPLE, OR PUNITIVE DAMAGES OF THE OTHER

[***] indicates material that has been omitted pursuant to a request for confidential treatment. The omitted material has been filed separately with the Securities and Exchange Commission.

PARTY OR ITS AFFILIATES, WHETHER OR NOT FORESEEABLE AND WHETHER OR NOT THE OTHER PARTY IS ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, INCLUDING, WITHOUT LIMITATION, DAMAGES ARISING FROM OR RELATED TO THE USE OR PERFORMANCE OF PRODUCTS, LOSS OF USE, LOSS OF DATA, FAILURE OR INTERRUPTION IN THE OPERATION OF ANY EQUIPMENT, DELAY IN REPAIR OR REPLACEMENT, FAILURE OF ANY PRODUCT TO OPERATE OR PERFORM AS INTENDED, OR LOSS OF GOODWILL. For the avoidance of doubt, the provisions of this Section 14.1 are not intended to be a waiver of any damages of a Third Party subject to a Party’s indemnification obligations under Sections 15 and 16.

15           General Indemnification

15.1                          Indemnification by AB.

(a)                                 AB will defend, indemnify and hold harmless Celera, its Affiliates and their respective directors, officers, employees and agents (“Celera Indemnitees”) (for purposes of this Section 15 the term “Indemnitee” may refer to either or both the AB Indemnitees and the Celera Indemnitees, as the context may indicate) from and against:

(i) any and all claims for losses, damages or expenses asserted by a Third Party against Celera or any of its Affiliates to the extent caused by the material breach of any representation, warranty or covenant made by AB in this Agreement, the negligence (including gross negligence) or willful misconduct of AB, or the manufacture by AB of a Defective Item, in all cases above to the extent the claimed loss, damage or expense is for personal injury to or death of a human (including without limitation employees of Celera) or damage or destruction to tangible property, but excluding in all cases above Diagnostic Losses except to the extent subject to AB’s indemnity set forth below in subclause (ii) of this Section 15.1;

(ii) Diagnostic Losses to the extent, and only to the extent, resulting from the gross negligence or willful misconduct of AB; and

(iii) any and all claims for losses, damages or expenses asserted by a Third Party against Celera or any of its Affiliates to the extent caused by AB’s breach of the representations, warranties and/or covenants made by AB in Section 2.8 (Grant of Rights) of this Agreement, subject to a cap of $[***].

(b)                                AB will also indemnify and hold harmless Celera from and against Celera’s reasonable attorneys’ fees and costs in defending any claims subject to AB’s indemnity set forth above in Section 15.1(a) with respect to which AB has not undertaken Celera’s defense, except to the extent otherwise set forth in Section 15.3.

15.2                          Indemnification by Celera.

(a)                                 Except with respect to claims expressly subject to AB’s indemnity of Celera set forth in Section 15.1, Celera will defend, indemnify and hold harmless AB, its Affiliates and their respective directors, officers, employees and agents (“AB Indemnitees”) from and against any and all claims for losses, damages or expenses asserted by a Third Party against AB or any of its Affiliates caused by:

[***] indicates material that has been omitted pursuant to a request for confidential treatment. The omitted material has been filed separately with the Securities and Exchange Commission.

(i) the material breach of any representation, warranty or covenant made by Celera in this Agreement, the negligence (including gross negligence) or willful misconduct of Celera;

(ii) the possession, manufacture, sale, storage, use or transportation of Celera Products or parts or components thereof by any person (including without limitation by any governmental entity), including, without limiting the generality of the foregoing, claims for personal injury to or death of any person (including without limitation employees of AB or Celera) or damage or destruction of tangible property, Diagnostic Losses, even if caused by or alleged to have been caused by the negligence of AB but not to the extent caused by the gross negligence or willful misconduct of AB, or the failure of any Celera Product or any component thereof to be qualified, registered or approved under any applicable law; and

(iii) any and all claims for losses, damages or expenses asserted by a Third Party against AB or any of its Affiliates to the extent caused by Celera’s breach of the representations and warranties made by Celera in Section 2.8 (Grant of Rights) of this Agreement, subject to a cap of $[***].

(b)                                Celera will also indemnify and hold harmless AB from and against AB’s reasonable attorneys’ fees and costs in defending any claims subject to Celera’s indemnity set forth above in Section 15.2(a) with respect to which Celera has not undertaken AB’s defense, except to the extent otherwise set forth in Section 15.3.

15.3                         Conditions of Indemnification, Procedures.

(a)                                 In any action for which a Party seeks indemnity from the other Party under this Section 15, the Party seeking indemnification will tender the defense to the other Party, and if such other Party accepts such indemnity and agrees in writing that it will defend, indemnify and hold harmless the Party seeking indemnification pursuant to this Section 15, such other Party will have the sole right to control and conduct the defense and/or settlement of such action, either in the name of Celera or AB or both with counsel mutually satisfactory to the Parties. In the event a Party disagrees as to whether it is obligated to indemnify the other under Section 15.3 with respect to for one or more claims, it will so promptly notify the other Party, and the Parties will promptly meet to evaluate whether the evidence then available to the Parties reasonably supports such claim. If the Parties cannot agree, the matter will be addressed and finally determined in accordance with the dispute resolution provisions of the Separation Agreement. Until a final determination is made, the Party seeking indemnification hereunder may appear and defend in such action and, if the indemnification provisions are determined to apply, the Party found to be obligated to indemnify will reimburse the Party seeking indemnification for such Party’s reasonable out of pocket legal fees and expenses for the defense of such action.

(b)                                If a Party or Indemnitee intends to claim indemnification under this Section 15.3, it will promptly notify the other Party (the “Indemnitor”) in writing of any claim, demand, action or other proceeding for which the Indemnitee intends to claim such indemnification, and the Indemnitor may participate in, and, to the extent the Indemnitor so desires, assume the defense of, such claim, demand, action or proceeding with counsel mutually satisfactory to the Parties; provided, however, that an Indemnitee will have the right to retain its own counsel, with the fees and expenses to be paid by the Indemnitor, if representation of such Indemnitee by the

[***] indicates material that has been omitted pursuant to a request for confidential treatment. The omitted material has been filed separately with the Securities and Exchange Commission.

counsel retained by the Indemnitor would be inappropriate due to actual or potential differing interests between the Indemnitee and any other Party represented by such counsel in such proceeding. The obligations of this Section 15.3 will not apply to amounts paid in settlement of any claim, demand, action or other proceeding if such settlement is effected without the consent of the Indemnitor, which consent will not be unreasonably withheld or delayed. The failure to deliver written notice to the Indemnitor within a reasonable time after the commencement of any such action, if materially prejudicial to its ability to defend such action, will relieve the Indemnitor of any obligation to the Indemnitee under this Section 15.3, but otherwise the Indemnitor will not be relieved of its indemnity and defense obligations on account of any failure or delay to deliver notice of a claim. The Indemnitee will reasonably cooperate with the Indemnitor and its legal representatives in the investigation of any claim, demand, action or other proceeding covered by this Section 15.3. An Indemnitor will not agree to the settlement of any claim without the consent of the other Party, which will not be unreasonably withheld or delayed.

16           Intellectual Property Indemnification

16.1                          Indemnity by AB. Subject to the restrictions set forth in this Section 16 and provided Celera complies with its obligations in this Section 16, AB agrees to defend Celera, and indemnify Celera from and against any infringement damages finally awarded, in any legal action or proceeding brought by a Third Party against Celera to the extent that such action is based on a claim that the manufacture and sale of a Product by AB infringes any United States or foreign patent, copyright, trademark or other Intellectual Property Right of such Third Party if AB had actual knowledge of such intellectual property right and infringement at the time of delivery of the Product to Celera. Notwithstanding the foregoing, AB will have no liability or obligation under this Section 16 with respect to any claim of infringement based upon: (i) modifications to any Product made by Celera or a Third Party; or (ii) manufacture, assembly, labeling or branding of Product by AB pursuant to specifications or designs or requests for specific labeling or branding furnished by Celera. Notwithstanding anything herein to the contrary, AB will have no indemnification obligations with respect to Product originating from a Third Party and provided under this Agreement. Celera’s sole right to indemnification with respect to such Third Party Product will be pursuant to the original manufacturer’s or licensor’s indemnification obligations, if any, to the extent provided by the original manufacturer or licensor.

16.2                          Celera’s Obligations. Celera must notify AB in writing of any claim for which it may seek defense and indemnity from AB hereunder promptly after becoming aware of such claim, make no admission of liability with respect to the claim, and cooperate with and provide reasonable assistance to AB, at AB’s expense with respect to reasonable out of pocket expenses paid by Celera to Third Parties for such assistance, in the defense or settlement of such claim. AB will have sole authority to defend and/or settle any claim under this Section 16. AB’s obligations under this Section 16 are contingent upon Celera’s compliance with all of the foregoing.

16.3                          Remedy for Infringement, Rights of AB, Exceptions. If any Product or portion thereof is subject to a suit or other legal proceeding claiming that the Product or such portion infringes a Third Party’s Intellectual Property Right, or in AB’s opinion is likely to become

[***] indicates material that has been omitted pursuant to a request for confidential treatment. The omitted material has been filed separately with the Securities and Exchange Commission.

subject of such a claim, AB will, at its option, have the right to either: (a) procure for Celera the right to continue using the Product; or (b) modify the Product so that it becomes non-infringing; or (c) require Celera to return the Product and upon return, refund to Celera the price actually paid by Celera for the Product, less a reasonable amount for use, damage and obsolescence; or (d) substitute for the alleged infringing Product other suitable, non-infringing Products with comparable functionality.

16.4                          ENTIRE LIABILITY. EXCEPT AS OTHERWISE PROVIDED HEREIN, THE FOREGOING STATES THE ENTIRE LIABILITY OF AB, AND THE EXCLUSIVE REMEDY OF CELERA, FOR ANY INFRINGEMENT OR CLAIMED INFRINGEMENT OF PATENT, COPYRIGHT, TRADE SECRET OR ANY OTHER INTELLECTUAL PROPERTY RIGHT BY OR IN CONNECTION WITH ANY PRODUCT.

16.5                          By Celera for Celera’s Modifications or Specifications. If Celera modifies any Product or furnishes AB with specifications or designs or requests for specific labeling or branding, Celera agrees to defend, indemnify and hold AB harmless against all liabilities, damages, costs, expenses and claims asserted by a Third Party against AB or any of its Affiliates arising from or based upon Celera’s modifications or AB’s manufacture and sale of Product or other performance in compliance with such specifications or designs or requests for labeling or branding.

17           Product Recall

17.1                          Product Recall and Corrective Actions. In the event that: (a) any government authority issues a request, directive or order that any Product be recalled; (b) a court of competent jurisdiction orders such a recall; or (c) Celera and AB determine that any Product should be recalled because of a regulatory requirement, the Product did not conform to applicable Specifications, a manufacturing defect by AB or a defect in materials and workmanship when the Product was delivered to Celera, then each Party will take reasonable and appropriate corrective actions consistent with its quality procedures and with the intent and purposes of this Agreement. Each Party will immediately notify the other Party telephonically, followed by notice in writing, of any order, request or directive of a court or other governmental authority to recall or withdraw a Product in any jurisdiction. AB will be solely responsible and liable for the costs (including, but not limited to, costs of notification and all costs of shipment of the recalled Products) of implementing any recall or withdrawal of any Product, and for the cost of any replacement Products or refunds required to be given to any end user customer of any Product, to the extent the recall is caused by (i) a manufacturing defect by AB or a defect in materials and workmanship when the Product was delivered to Celera or (ii) the material breach by AB of any of its obligations, representations, warranties (except Product warranties set forth in Section 13) and covenants set forth in this Agreement, except for such breaches as to which the exclusive remedies, identified as such, are expressly set forth elsewhere in this Agreement. Celera will be responsible, at its sole cost and expense, for the costs of implementing any recall or withdrawal of Products, in all other circumstances. For the avoidance of doubt, AB will be responsible and liable for such costs of recall on account of a Defective Item or such a defect in materials and workmanship regardless of whether the date of recall was during or after any applicable Product warranty period. Except as expressly stated above in this Section 17.1 and elsewhere in this Agreement where AB will indemnify Celera, it is expressly

[***] indicates material that has been omitted pursuant to a request for confidential treatment. The omitted material has been filed separately with the Securities and Exchange Commission.

understood and agreed that Celera, not AB, will be solely responsible and liable for all costs and liability arising out of any recall not due to AB’s gross negligence or willful misconduct, as and to the extent set forth in Section 15.1. Celera will be solely responsible for the text of any statement to be provided to customers. Notwithstanding the foregoing, no statement regarding any recall that identifies AB or any of its affiliates, directly or indirectly, by name or by any other reference (such as “as manufacturer or supplier”) will be disclosed to any Third Party except with AB’s prior written consent, which will not be unreasonably withheld or delayed. In the event of a recall for which AB is responsible as set forth in this Section 17.1 with respect to which (i) Celera is required under law or contract to, or (ii) the Parties agree in writing, in accordance with Celera’s normal course of business consistently applied, to, refund the full purchase price to a customer and/or provide a customer with a substitute product, AB will reimburse to Celera the transfer price to Celera of any Products subject to such recall and with respect to which Celera has refunded the full purchase price of the Product to its customer. Any Products that are recalled will be returned by Celera to AB. AB will pay Celera any amount due pursuant to this Section 17.1 within 30 days of receipt of an invoice from Celera therefor, or, if the amount is disputed by AB, within 30 days of a final determination of the amount due. Any such invoice will include reasonable documentation to support such charges. If the Parties do not agree on the amount due, the amount due will be determined under the dispute resolution procedures set forth in the Separation Agreement.

18           Confidentiality

18.1                          Confidentiality. At any time during the course of this Agreement the Parties may disclose to one another, whether verbally or in documentary form, information deemed by the disclosing Party to be confidential (“Confidential Information”). This Confidential Information may include, without limitation, pricing, data, specifications, formula, diagrams, schematics, Know-how, Product volumes both current and forecasted, business and financial information and marketing plans. Confidential Information must be either clearly marked and identified as such upon its disclosure or, where only identified verbally at time of disclosure, confirmed in writing to the receiving Party as Confidential Information within 30 days. The receiving Party will not disclose Confidential Information to any Third Party or use it for any purpose, in each case except as allowed under and consistent with this Agreement, and will take all reasonable measures to protect its confidentiality. These obligations of confidentiality will continue for a period of five years following termination or expiration of this Agreement, except with respect to Confidential Information that are trade secrets, in which case the obligation of confidentiality will continue until the trade secrets lose their status as such due to no fault of the receiving Party. Excluded from Confidential Information is any information that (a) is or becomes public knowledge through no fault of the receiving Party, (b) the receiving Party can demonstrate through clear documentary evidence was known to it prior to receipt and not covered by an obligation of confidentiality in favor of the disclosing Party, (c) was subsequently received from a Third Party without any obligation of confidentiality, or (d) is independently developed by the receiving Party without use of Confidential Information, as can be demonstrated by clear documentary evidence. This section will survive the termination or expiration of this Agreement.

[***] indicates material that has been omitted pursuant to a request for confidential treatment. The omitted material has been filed separately with the Securities and Exchange Commission.

19                                 Intellectual Property

19.1                          As between the parties the ownership of and rights in their respective intellectual property will be determined in accordance with the provisions of the Separation Agreement.

20                                 Trademarks

20.1                          As between the parties the ownership of and rights in their respective trademarks will be determined in accordance with the provisions of the Separation Agreement.

20.2                          No rights to any AB trademark are transferred to Celera under this Agreement.

21                                 Insurance

21.1                          AB will, at its own expense, provide and maintain insurance for Worker’s Compensation; employer’s liability for bodily injury suffered through accident or disease; and commercial general liability, provided that in no event will AB carry coverage with limits of less than $2 million per occurrence for bodily injury and $2 million per occurrence for property damage.

21.2                          AB will furnish Celera certificates of insurance evidencing the required coverage and the insurer’s agreement to provide 30 days’ prior written notice to Celera in the event of cancellation or material change in coverage. AB’s insurance policies will also name Celera as an additional insured with coverage for Celera at least as broad as provided to AB for liability arising out of Products supplied pursuant to this Agreement.

21.3                          The liability of AB will not be limited to the amount of insurance which AB is required to provide by the terms of this Section 21.

22                                 General

22.1                          Independent Contractor. The relationship of AB to Celera hereunder is that of an independent contactor. In no event will either Party hold itself out to others or allow itself to be considered an agent, employee, or representative of the other.

22.2                          Assignment. Neither Party may assign or transfer its rights or obligations under this Agreement or any document relating to this Agreement to any other entity or person without the prior written consent of the other Party, except that without the prior written consent of the other Party either Party after written notice to the other Party may assign this Agreement to any Affiliate of either Party and to any Party that is the successor to the business and operations of such Party to which this Agreement relates, or in connection with the merger or consolidation of the Party, provided that (i) the assigning Party will remain primarily liable for the assignor’s obligations and covenants in this Agreement and the assignee and assignor will agree in a writing delivered to the non-assigning Party that the assignee and assignor will be jointly and severally liable for the performance of the assignor’s and assignee’s covenants and obligations in this Agreement and (ii) no Confidential Information of the assigning Party that has been retained by the Assignor for evidentiary purposes under Section 14, or that a Party is permitted to retain only for evidentiary purposes under Section 14, will be delivered or made accessible to the assignee.

[***] indicates material that has been omitted pursuant to a request for confidential treatment. The omitted material has been filed separately with the Securities and Exchange Commission.

Any purported assignment in violation of the above will be null and void and of no force and effect. Subject to the foregoing, this Agreement will be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.

22.3         Governing Law. This Agreement is deemed to be made under and will be construed in accordance with the laws of the State of Delaware without giving effect to any choice of law rule that would cause the application of the laws of any jurisdiction other than the internal laws of the State of Delaware.

22.4         Notices. All notices required hereunder will be in writing and will be sent by (a) U.S. mail (first class), (b) nationally recognized courier service (e.g., DHL, Federal Express), with all postage or delivery charges prepaid, or (c) facsimile, subject to confirmation via U.S. mail or nationally recognized courier service, and will be addressed to the Parties at their addresses set forth on the cover page of this Agreement or to such other addresses as may be furnished by written notice in the manner set forth herein.

22.5         Publicity. Neither Party will advertise or otherwise disseminate by written or oral publication the existence of this Agreement, or its terms, without the other Party’s prior written consent, including as to the text thereof, which consent will not be unreasonably withheld or delayed.

22.6         Force Majeure. Failure of either Party to perform its obligations under this Agreement (except for the obligation to make payments) will not subject such Party to any liability to the other Party and will not be deemed a breach of this Agreement if such failure is caused or occasioned by act of God (including, without limitation, flood, drought, earthquake), act of a public enemy including terrorist acts, fire, explosion, war, riot, insurrection, sabotage, embargo, strike or other labor trouble, power outages or reductions, failure of AB’s sole sourced suppliers (except where the product supplied is available from other suppliers on reasonable commercial terms) to deliver on schedule materials, equipment or machinery for reasons solely due to their own force majeure (as defined herein), compliance with any order, regulation or request of any government, administrative or regulatory entity acting with color of right or any officer, department, agency or committee thereof, or by any other event or circumstance beyond the reasonable control of the Party so failing (“Force Majeure Events”). The affected Party will promptly notify the other Party in writing setting forth the details of the occurrence of force majeure, its expected duration and how that Party’s performance is affected, and will use commercially reasonable efforts to resume performance as soon as possible.

22.7         Agreement Terms Govern. Although the Parties may use a Purchase Order or whatever other form of writing they select from time to time to quote or order Products, this Agreement will supersede and fully replace any different, additional or conflicting terms, including without limitation all preprinted or other standard terms (other than the name or identity of Products purchased, quantity, delivery dates, bill to, ship to and invoice addresses and price) on (i) any quotations, order confirmations, invoices or related documents issued during the term or any extended term of this Agreement by AB or (ii) any purchase orders or other related documents issued during the term or extended term of this Agreement by Celera. Any different, additional or conflicting terms and conditions in any such documents will be void and of no force and effect unless agreed to in a writing signed by an authorized representative of each of Celera

[***] indicates material that has been omitted pursuant to a request for confidential treatment. The omitted material has been filed separately with the Securities and Exchange Commission.

and AB that expressly states that such different, additional or conflicting terms and conditions are intended to supersede the terms of this Agreement.

22.8         Entire Agreement. No agreement or understanding in any way modifying these terms and conditions, either before or after the execution hereof, will be binding upon either Party unless in writing and signed by both Parties. This Agreement and the other Separation Documents (as defined in the Separation Agreement) constitute the entire agreement between the Parties with respect to the subject matter of this Agreement, and supersede any prior or contemporaneous communications, with respect to the subject matter hereof and thereof. For the avoidance of doubt, the agreements between the Parties to be entered for the supply of the 3100 Genetic Analyzer, among other things, and the Kauai Project goods will not be merged into this Agreement and will remain in full force and effect under their own distinct terms and conditions.

22.9         Waiver. Failure by either Party to insist upon strict performance of any of the terms and conditions hereof, or delay in exercising any rights or remedies provided herein, will not release the other Party from any of the obligations of this Agreement and will not be deemed a waiver of any rights of such other Party to insist upon strict performance thereof.

22.10       Severability. If any one or more of the provisions contained in this Agreement is, for any reason, held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability will not affect any other provision hereof, and this Agreement will be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

22.11       Headings. Headings used in this Agreement are for convenience of reference only and will not affect the interpretation of this Agreement.

22.12       Counterparts. This Agreement may be executed in two or more counterparts, each of which counterparts, when duly executed and delivered, will be deemed to be an original and all of which counterparts, taken together, will constitute one and the same Agreement.

IN WITNESS WHEREOF, the Parties have caused their duly authorized representatives to execute and deliver this Agreement as of the Effective Date.

APPLERA CORPORATION	CELERA CORPORATION

By:	By:

Name:	Name:

Title:	Title:

[***] indicates material that has been omitted pursuant to a request for confidential treatment. The omitted material has been filed separately with the Securities and Exchange Commission.

Date:	Date:

[***] indicates material that has been omitted pursuant to a request for confidential treatment. The omitted material has been filed separately with the Securities and Exchange Commission.

Exhibit A

Assumptions & Definitions

Attachment A only contains items that Celera has procured in the last [**].

Expire to Ship(ETS)	Product DOES NOT have an expiration date on it.
Product is warranted for 1 year from shipment date.

Expire to Use(ETU)	Product DOES have an expiration on it.
Product may ship with 2 months remaining dating.

Topfills	Items noted as Topfills contain multiple items.
Topfills do not have expiration or warranties.
Components of Topfills have expiration or warranties.
Components of Topfills should be added to the Master List.
Celera can order components or topfills unless otherwise stated.

Components of Topfills are listed under the parent and the parent part number is in the Celera description.
Components of Topfills shaded in BLUE are duplicates

Order Types	Off the Shelf(OTS). Standard products that are maintained in inventory.
Products are typically available same day as order is placed.

Make to Order(MTO). Products are only produced when a firm order(PO) is received.
Leadtimes vary product by product.

[**] indicates material that has been omitted pursuant to a request for confidential treatment. The omitted material has been filed separately with the Securities and Exchange Commission.

Internal Mfg or Purchased	AB Part Number	AB Description	Celera Description	Order Type	Expiry	Leadtime (Calendar Days)	AB Comments	Celera Comments	Qty ship in last 5 years	Date of last shipment
Purchased	5402	BUFFER,JAR 9ML	Anode buffer reservoir	OTS	ETS				[**]	[**]
Purchased	400060	FG,ANHYDROUS ACETONITRILE 30mL	Anhdrous Acetonitrile 30 mL	OTS	ETS				[**]	[**]
Purchased	400142	FG,DCM,PEPTIDE SYNTHESIS 4L	Dichloromethane, HPLC Grade	OTS	ETS				[**]	[**]
Purchased	400236	FG,TCA (CH2-C12)/DCM, 450mL	Deblocking Sol (TCA/Dic)	OTS	ETS				[**]	[**]
Internal Mfg	400326	FG,CE-PHOSPHORAMIDITE A 1g	CE Phosphoramidite A	OTS	ETS				[**]	[**]
Internal Mfg	400327	FG,CE-PHOSPHORAMIDITE G 1g	Phosphoramidite, G 1g (400327)	OTS	ETS				[**]	[**]
Internal Mfg	400328	FG,CE-PHOSPHORAMIDITE C 1g	CE Phosphoramidite C	OTS	ETS				[**]	[**]
Internal Mfg	400329	FG,CE-PHOSPHORAMIDITE T 1g	CE Phosphoramidite T	OTS	ETS				[**]	[**]
Purchased	400445	FG,TRIFLUOROACETIC ACID, 10ml	TFA HPLC Grade	OTS	ETS				[**]	[**]
Internal Mfg	400613	FG,TRIETHYLAMINE ACETATE 2M,200mL	TRIETHYLAMINE ACETATE 2M,200mL	OTS	ETS				[**]	[**]
Internal Mfg	400945	COL,1 umol A CPG	dA CPG	OTS	ETS				[**]	[**]
Internal Mfg	400946	COL,1 umol C CPG	dC CPG	OTS	ETS				[**]	[**]
Internal Mfg	400948	COL,1 umol T CPG	T CPG	OTS	ETS				[**]	[**]
Purchased	401087	FG,ACETONITRILE DNA/RNA 4L	Anhydrous Acetonitrile	OTS	ETS				[**]	[**]
Internal Mfg	401114	DYE PRIMER/GS MATRIX STDS	Dye Primer Matrix Standars	OTS	ETS				[**]	[**]
Internal Mfg	401159	FG,CE-PHOSPHORAMIDITE A / 2.0g^	PHOSPHORAMIDITE “A” 1g	OTS	ETS				[**]	[**]
Internal Mfg	401160	FG,CE-PHOSPHORAMIDITE C / 2.0g	RM, DMT-dCytidine Amidite	OTS	ETS				[**]	[**]
Internal Mfg	401162	CE-PHOSPHORAMIDITE T / 2.0g	T AMIDITE 2G	OTS	ETS				[**]	[**]
Internal Mfg	401165	FG,dG(DMF) FASTPHORAMIDITE 2.0g	RM, dG (DMF) Fastphoramidite	OTS	ETS				[**]	[**]
Internal Mfg	401183	FG,dG(DMF) FASTPHORAMIDITE, 1.0gr	CE Phosphoramidite G	OTS	ETS				[**]	[**]
Internal Mfg	401438	COLUMN, WP dA(Bz) - 1umol	CPG Columm A	OTS	ETS				[**]	[**]
Purchased	401445	Anhydrous Acetonitrile, 100mL	Anhydrous Acetonitrile, 100mL	OTS	ETS				[**]	[**]
Internal Mfg	401527	6-FAM AMIDITE, 85mg	6-FAM AMidite (85mg)	OTS	ETS				[**]	[**]
Internal Mfg	401546	FLUOR AMIDITE MATRIX STDS	Flourescent Amidite Matrix Standa	OTS	ETS				[**]	[**]
Internal Mfg	401717	PHOSPHALINK,70mg	Phosphorylating RGNT, 5’ (401717)	OTS	ETS				[**]	[**]
Internal Mfg	401736	KIT,PRISM GENESCAN 350 TAMRA	Genescan 350 TAMRa Std	OTS	ETS				[**]	[**]
Internal Mfg	401846	TAQMAN,B-ACTIN DETECTION RGNTS	TAQMAN BACTIN DET. REAGENT	OTS	ETS				[**]	[**]
Internal Mfg	402014	KIT,AFLP MseI-CTT OLIGO-250uL	MSE1-CTT primer	OTS	ETS				[**]	[**]
Internal Mfg	402015	KIT,AFLP Mse-CTG OLIGO-250uL	Mge1CTG primers	OTS	ETS				[**]	[**]
Internal Mfg	402017	KIT,AFLP Mse-CTA OLIGO-250uL	MSE1 CTA primer	OTS	ETS				[**]	[**]
Internal Mfg	402038	KIT,AFLP ECO RI-ACA FAM-250uL	EcoRI-ACA FAM	OTS	ETS				[**]	[**]
Internal Mfg	402045	KIT,AFLP ECO RI-ACT FAM-250uL	EcoRI-ACT FAM	OTS	ETS				[**]	[**]
Purchased	402152	FG,DCM,DNA SYNTHESIS,2L	Dichloromethane, HPLC Grade 2L	OTS	ETS				[**]	[**]
Internal Mfg	402264	AFLP ECO RI-TG FAM,250uL	EcoRI-TG FAM	OTS	ETS				[**]	[**]
Internal Mfg	402824	FG,BUFFER (10X) WITH EDTA 25ML	10xbuffer w/EDTA ABI	OTS	ETS				[**]	[**]
Internal Mfg	402996	NED MATRIX STANDARD KIT	NED Matrix Standard Kit	OTS	ETS				[**]	[**]
Internal Mfg	403046	KIT,dRHOD. MATRIX STDS	KIT,dRHOD. MATRIX STDS	OTS	ETS				[**]	[**]
Internal Mfg	403055	BOX,BDP TAQ FS RR-100-21M13	Big Dye Primer Cycle Seq. Kit	OTS	ETS				[**]	[**]
Purchased	403081	9700 MicroAmp 96-well Tray/Retainer set	Tray/retainer set	OTS	ETS				[**]	[**]
Internal Mfg	403170	HEX AMIDITE,55mG	FG HEx Amidite (55 mg)	OTS	ETS				[**]	[**]
Internal Mfg	403171	TET AMIDITE,50mG	TET Amidite 50 mg	OTS	ETS				[**]	[**]
Internal Mfg	450025	TaqMan TAMRA PROBE 6,000 PMOLES	TaqMan TAMRA PROBE 6,000 PMOLES	MTO	ETS	[**]	Custom oligo		[**]	[**]
Internal Mfg	4303326	AmpFLSTR Profiler Plus PCR Kit	AmpF/STR Porfiler Plus PCR Amplification Kit	OTS	ETU				[**]	[**]
Purchased	4304437	FG,TAQMAN PCR MASTER MIX,MNL 4304449	Taqman Universal PCR Mix	OTS	ETU				[**]	[**]
Purchased	4304470	ASSY,SYRINGE 250UL W/SEAL KLOEHN	ASSY,SYRINGE 250UL W/SEAL KLOEHN	OTS	ETS				[**]	[**]
Internal Mfg	4304970	SEQUENCE DETECTION PRIMER, 10,000 PICOMO	primer probe (Sequence Detection Primer)	MTO	ETS	[**]	Custom oligo		[**]	[**]
Purchased	4305545	FG,ABSOLUTE RNA WASH SOLUTION	ABSOLUTE RNA WASH 6X10ML	OTS	ETU				[**]	[**]
Internal Mfg	4305603	FG,5X SEQUENCING BUFFER 5400 RXN	5X SEQ BUFFER	OTS	ETS				[**]	[**]
Internal Mfg	4305822	FG,SDS SPECTRAL CALIBRATON KIT	SPECTRAL CALIB KIT FOR 7700 SDS	OTS	ETS				[**]	[**]
Purchased	4306311	MicroAmp Clear Adhesive Film, 100 pc	MicroAmp Clear Adhesive Film, 100 pc	OTS	ETS				[**]	[**]
Internal Mfg	4306733	FG, BTL 3700 DNA ANALYSIS POLYMER	3700 POP-6 Polymer 210 ml bo	OTS	ETU				[**]	[**]
Internal Mfg	4306733	FG, BTL 3700 DNA ANALYSIS POLYMER	3700 Pop 6 Polymer 210mL	OTS	ETU				[**]	[**]
Purchased	4306737	FG,TCII REACTION PLT,96 WELL,BARCODE,KIT	FG,TCII REACTION PLT,96 WELL,BARCODE,KIT	OTS	ETS				[**]	[**]
Purchased	4306819	ASSY,OPTICAL CALIB PLATE GRN	Assy, optical calib plate grn	OTS	ETS				[**]	[**]
Internal Mfg	4306898	FG,GA 10xPCR GLD BUFF&MgCl2,6x1.5mL	10x PCR Gold Buffer, 6x1.5 ml	OTS	ETU				[**]	[**]
Purchased	4306902	RM,GA 10x PCR GOLD BUFF&MgCl2,150mL	10X PCR Gold Buffer	OTS	ETU				[**]	[**]
Purchased	4309849	FG,384-WELL CLEAR RXN PLATE	384 well opti. react. plate	OTS	ETS				[**]	[**]
Internal Mfg	4311320	FG,HI-DI FORMAMIDE 25mL BOTTLE	Hi-Di Formamide	OTS	ETS				[**]	[**]
Internal Mfg	4311320	FG,HI-DI FORMAMIDE 25mL BOTTLE	HI-DI FORMAMIDE 25mL BOTTLE	OTS	ETS				[**]	[**]
Purchased	4311806	FG,AMPLITAQ GOLD 250U+GOLD BUFFER+MgCI2	Ampl. Taq Gold DNA Polymerase	OTS	ETU				[**]	[**]
Purchased	4311816	FG,AMPLITAQ GOLD 1000U+GOLD BUFFER+MgCI2	AmpliTaq Gold DNA Poly Kit, 1000	OTS	ETU				[**]	[**]
Purchased	4311818	FG,AMPLITAQ GOLD 5X1000U+GOLD BUFFER+MgC	AMPLITAQ GOLD DNA POLYMERASE	OTS	ETU				[**]	[**]
Purchased	4311971	FG,OPTICAL ADHESIVE COVERS	Microamp optical adhesive cover	OTS	ETS				[**]	[**]
Purchased	4312063	96-well Splash Free Support Base	96-well base	OTS	ETS				[**]	[**]
Purchased	4313663	FG, OPTICAL ADHESIVE COVERS STARTER KIT	Optical Adhesive Cover Starter Ki	OTS	ETS				[**]	[**]
Purchased	4315931	FG,CAPILLARY ARRAY 16 x 36cm	FG,CAPILLARY ARRAY 16 x 36cm	OTS	ETS				[**]	[**]
Purchased	4315933	SEPTA STRIP,96 WELL TRAY	SEPTA STRIP,96 WELL TRAY	OTS	ETS				[**]	[**]
Internal Mfg	4316032	TaqMan MGB PROBE 50,000 PMOLES	Taqman MGB probe 50,000	MTO	ETS	[**]	Custom oligo		[**]	[**]
Internal Mfg	4316033	TaqMan MGB PROBE 20,000 PMOLES	TaqMan MGB PROBE 20,000 PMOLES	MTO	ETS	[**]	Custom oligo		[**]	[**]
Internal Mfg	4316034	TaqMan MGB PROBE 6,000 PMOLES	Custom TagMan MGB Probes	MTO	ETS	[**]	Custom oligo		[**]	[**]
Internal Mfg	4316355	FG,3100 POP4	3100 PERFORMANCE OPT. POLYMER 4	OTS	ETU				[**]	[**]
Internal Mfg	4316357	FG,3100 POP6	ML POP6 FOR 3100	OTS	ETU				[**]	[**]
Internal Mfg	4316357	FG,3100 POP6	POP6 Polymer	OTS	ETU				[**]	[**]
Internal Mfg	4316831	FG,TQMN RNASE P DETECT RGTS(FAM)100 RXS	Taqman Rnase P detection reagent	OTS	ETS				[**]	[**]
Purchased	4318157	FG,TAQMAN UNIVERSAL PCR MSTR MX 2000 RXN	TAQMAN UNIVERSAL PCR MMX 2000 R	OTS	ETS				[**]	[**]
Internal Mfg	4318976	FG,3700 RUN BUFFER,4L	3700 Running Buffer w EDTA 4L	OTS	ETS				[**]	[**]
Internal Mfg	4318986	FG,PET-2 AMIDITE, 120 mg	FG, PET-2 AMIDITE, 120 mg	OTS	ETS				[**]	[**]
Internal Mfg	4322288	AmpFLSTR Identifiler PCR Kit	Amp f/STR Identifier PCR Amplification Kit	OTS	ETU				[**]	[**]
Internal Mfg	4322682	FG,GENESCAN-500(LIZ) SIZE STD KIT	GeneScan 500 LIZSize	OTS	ETS				[**]	[**]

Internal Mfg or Purchased	AB Part Number	AB Description	Celera Description	Order Type	Expiry	Leadtime (Calendar Days)	AB Comments	Celera Comments	Qty ship in last 5 years	Date of last shipment
Internal Mfg	4323014	FG,3100/3130 MATRIX STD SET DS-02	SNaPshot Matirx Standard Set	OTS	ETS				[**]	[**]
Purchased	4323032	FG,OPTICAL CAP (8 CAPS/STRIPS)	8 caps per strip Optical Caps	OTS	ETS				[**]	[**]
Internal Mfg	4323306	FG,384 WELL RNASE P INST VERIF PLATE	384 Well Rnase Test Plate	OTS	ETS				[**]	[**]
Internal Mfg	4323977	FG,384 WELL DYE CALIBRATION PLATE KIT	Spectral Calibration Kit 384	OTS	ETS				[**]	[**]
Purchased	4324018	FG,TAQMAN UNIVERSAL PCR MSTR MIX,NO UNG	TAQMAN UNIV.TAQMAN PCR MIX	OTS	ETU				[**]	[**]
Internal Mfg	4328639	FG,96 WELL DYE CALIBRATION PLATE KIT	Sequence Detection Systems 96-Well Spectral Calibration Kit	OTS	ETS				[**]	[**]
Internal Mfg	4328895	FG,7000 SPECTRAL DYE CALIB KIT	ABI PRISM 7000 Seqe Detect Sstms	OTS	ETS				[**]	[**]
Internal Mfg	4329538	FG,SNAPSHOT PRIMER FOCUS	Primers Focus Kit	OTS	ETS				[**]	[**]
Internal Mfg	4331182	FG,OFF THE SHELF GX SET	Off the Shelf GX Set	OTS	ETU	[**]	Generic part number for AOD GX. Actual assay ID’s do have expiration date		[**]	[**]
Internal Mfg	4332073	CUSTOM TaqMan SNP ASSAY HUMAN LARGESCALE	Assays by Design	MTO	ETS	[**]	Custom oligo		[**]	[**]
Purchased	4333183	FG,ADHESIVE SEAL APPLICATOR KIT(BAG=5)	FG, Adhesive Seal Applicator Kit (Bag=5)	OTS	ETS				[**]	[**]
Internal Mfg	4335613	FG,3730 Buffer(10X) with EDTA 500mL	10x Running Buffer 500 ml	OTS	ETS				[**]	[**]
Internal Mfg	4336697	TUBE,5X SEQ BUFFER SMALL	Big Dye Terminator	OTS	ETS				[**]	[**]
Internal Mfg	4336699	BTL,5X SEQ BUFFER MEDIUM	BTL, 5 x Seq Buffer Medium (28ml)	OTS	ETS				[**]	[**]
Internal Mfg	4336774	FG,BDT v1.1 RR-100 KIT	BDT v1.1 Cycle Sequencing kit	OTS	ETS				[**]	[**]
Internal Mfg	4336791	FG,BDT v1.1 SEQ STD KIT	sequencing standard kit BDT v1.1	OTS	ETS				[**]	[**]
Internal Mfg	4336799	FG,37XX BDT v1.1 SEQ STD KIT	3700 Big Dye Terminator Sequence	OTS	ETS				[**]	[**]
Internal Mfg	4336935	FG,BDT v3.1 SEQ STD KIT	3130x1 Big Dye 3.1 Sequencing	OTS	ETS				[**]	[**]
Internal Mfg	4336943	FG,37XX BDT v3.1 SEQ STD,KIT	FG,37XX BDT v3.1 SEQ STD,KIT	OTS	ETS				[**]	[**]
Internal Mfg	4336974	KIT,3100/3130 BDT v3.1 MTX STDS	Matrix Standard Kit BDT 3.1	OTS	ETS				[**]	[**]
Internal Mfg	4336975	KIT,3700 BDT v3.1 MTX STDS	3700 MATRIX STANDARD	OTS	ETS				[**]	[**]
Purchased	4338543	FG,ICAT CLEAVING REAGENT- A	Cleavable ICAT Reagent A	OTS	ETS				[**]	[**]
Purchased	4342718	Sample Block Module, 9700 Dual 96-w	Sample Block Module, 9700 Dual	OTS	ETS				[**]	[**]
Purchased	4343369	FG,384 WELL CLR RX PLT W/BRCD BULK PK	FG, 384 well clear RX plate	OTS	ETS				[**]	[**]
Internal Mfg	4343895	Quantifiler Human DNA kit	Quantifiler® Human DNA Quantification Kit	OTS	ETU				[**]	[**]
Internal Mfg	4344409	FG,6-FAM AMIDITE, 1.0g	FG,6-FAM AMIDITE, 1.0g	MTO	ETS	[**]	Custom. Made only for Celera.		[**]	[**]
Internal Mfg	4344668	FG,6-FAM NHS ESTER 100MG	RM, NHS ester, 6-Fam	OTS	ETS				[**]	[**]
Internal Mfg	4344675	FG,HUMAN DNA MALE 50mL	FG,HUMAN DNA MALE 50mL	OTS	ETS				[**]	[**]
Internal Mfg	4344676	FG,LOADING BUFFER 500mL	Loading Buffer Bulk	MTO	ETS	[**]			[**]	[**]
Internal Mfg	4345827	FG,DS-30 (DYE SET D) MATRIX STD KIT	DS-30 (dye set D) matrix	OTS	ETS				[**]	[**]
Internal Mfg	4345833	FG,DS-33 (DYE SET G5) MATRIX STD KIT	DS-33 matrix standard kits	OTS	ETS				[**]	[**]
Internal Mfg	4346305	OEM,BULK PASSIVE REFERENCE STD	RM, Fret ROX (1 mL)	MTO	ETS	[**]			[**]	[**]
Internal Mfg	4346498	FG,BUFFER TAQ CSA 5X	Buffer Taq CSA 5x (361028C)	MTO	ETS	[**]	Custom. Only for Celera.		[**]	[**]
Internal Mfg	4346504	FG,PASSIVE REFERENCE STD ROX	RM, Passive Reference Standard (ROX)	MTO	ETS	[**]			[**]	[**]
Purchased	4346993	TUBES,0.2ML WITH CAP,IVD	MicroAmp Tubes with caps, IVD	MTO	ETS	[**]	Custom. Only for Celera.		[**]	[**]
Purchased	4349690	TUBES,0.2ML WITH CAP, CE	MicroAmp Tubes with caps, CE	MTO	ETS	[**]	Custom. Only for Celera.		[**]	[**]
Internal Mfg	4350584	FG,96 WELL RNASE P VERIF PLATE NO PAD	7300 & 7500 Taqman RNaseP	OTS	ETS				[**]	[**]
Internal Mfg	4351151	7500 SPECTRAL RED DYE CAL KIT	7500 Calibration Kit II	OTS	ETS				[**]	[**]
Internal Mfg	4351372	KIT,TQMN GENE EX ASSAYS, SM	TaqMan® Gene Expression Assays	MTO	ETS	[**]	Custom oligo		[**]	[**]
Internal Mfg	4351379	TaqMan PRE-DESIGNED SNP GENOTYPING ASSAY	TaqMan PRE-DESIGNED SNP GENOTYPING ASSAY	MTO	ETS	[**]	Custom oligo		[**]	[**]
Purchased	4351389	FG,96 WELL MICROPLATE WITH COVERS IVD	Optical 96-Well Plates w/Covers, IVD	MTO	ETS	[**]	Custom. Only for Celera.		[**]	[**]
Purchased	4351391	FG,96 WELL MICROPLATE WITH COVERS CE	Optical 96-Well Plates w/Covers, CE	MTO	ETS	[**]	Custom. Only for Celera.		[**]	[**]
Internal Mfg	4351426	OEM,BULK ROX PASSIVE REFERENCE STD	RM, ROX - 6T	MTO	ETS	[**]			[**]	[**]
Internal Mfg	4352755	FG,3130 POP-4TM Polymer	Pop 6 for 3130x1	OTS	ETU				[**]	[**]
Internal Mfg	4352757	FG,3130 POP-6TM Polymer	PoP-6 Polymer 3170	OTS	ETU				[**]	[**]
Internal Mfg	4352759	FG,3130 POP-7TM Polymer	3130 Pop-7 Performance	OTS	ETU				[**]	[**]
Internal Mfg	4363785	FG,3130 POP-7, 3.5ml	POP-7 Polymer for 3130x1	OTS	ETU				[**]	[**]
Internal Mfg	4368813	Kit, High Capacity cDNA RT (1000 Rxns)	High Capacity cDNA Kit	OTS	ETU				[**]	[**]
Internal Mfg	4368814	Kit, High Capacity cDNA RT (200 Rxns)	Kit, High Capacity cDNA RT (200 Rxns)	OTS	ETU				[**]	[**]
Internal Mfg	4369016	FG,TAQMAN GEx MASTER MIX,5 ML	FG, TaqMan Gex Master Mix, 5ml	OTS	ETU				[**]	[**]
Internal Mfg	4371355	FG,TAQMAN GT MASTER MIX,10 ML	TaqMan Genotyping Master Mix	OTS	ETU				[**]	[**]
Internal Mfg	4376486	FG, BIGDYE XTERMINATOR KIT 2ML	Big Dye XTerminator Purification	OTS	ETU				[**]	[**]
Purchased	4389167	FG, BDT SEQUENCING RR MIX 245ML	FG, BDT SEQUENCING RR MIX 245ML	MTO	ETS	[**]	Custom. Only for Celera.		[**]	[**]
Internal Mfg	361769C	CUSTOM,ROX CPG	RM, ROX CPG 1G	MTO	ETS	[**]	Custom. Only for Celera.		[**]	[**]
Internal Mfg	4310592C	CUSTOM,PRIMER -21M13 FWD (3.2uM)		MTO	ETS	[**]	Celera was requesting internal use only part. Changed to custom part for Celera. Minimum & Maximum batch size is 100ml		[**]	[**]
Internal Mfg	4310594C	CUSTOM,PRIMER M13 REV (3.2u)		MTO	ETS	[**]	Celera was requesting internal use only part. Changed to custom part for Celera. Minimum & Maximum batch size is 100ml		[**]	[**]
Internal Mfg	4326320E	FG,hu GUS MGB	Human GUSB Endogenous Control	OTS	ETS				[**]	[**]
Internal Mfg	4326502C	CUSTOM,6-FAM AMIDITE	6-FAM Amidite 1G	MTO	ETS	[**]	Custom; not catalog.		[**]	[**]
Internal Mfg	4333767F	FG,HUMAN GUSB	Human GUSB Endogenous Control	OTS	ETS				[**]	[**]
Internal Mfg	4335632C	CUSTOM,PASSIVE REFERENCE	FRETROX	MTO	ETS	[**]	Custom.		[**]	[**]
Internal Mfg	4346516C	CUSTOM,BENZYLDADENOSINE CPG	RM, DMT Benzyl dAdenosine CPG	MTO	ETS	[**]	Custom. Made only for Celera.		[**]	[**]
Internal Mfg	4366266C	FG, cICAT CUSTOM REAGENT	Poros custom/qte 20345424	MTO	ETS	[**]			[**]	[**]
Internal Mfg	AM1964	RNaseAlert Lab Test Kit 25 assays	RNaseAlert Lab Test Kit 25 assays	OTS	ETS				[**]	[**]
Internal Mfg	AM2548	Proteinase K (20 mg/ml) 5 X 1.25 ml	Proteinase K 20mg/ml	OTS	ETS				[**]	[**]
Internal Mfg	AM7244	Human Liver Tumor/NAT Ttl RNA 5 ug ea	Hum Liv tum	OTS	ETS				[**]	[**]
Internal Mfg	AM7245	Human Liver Tumor Total RNA 5 ug	HumLivr. tum.	OTS	ETS				[**]	[**]
Purchased	AM9530G	1 M Magnesium Chloride 100 ml (Buf Kit)	Magnesium chloride 1.0 M	OTS	ETS				[**]	[**]
Internal Mfg	AM9680	Salmon Sperm DNA (sheared) 10 x 10 mg	Salmon Sperm DNA	OTS	ETS				[**]	[**]
Purchased	N8010055	GENEAMP KIT WITH AMPLITAQ-FROZ	GENEAMP PCR KIT	OTS	ETU				[**]	[**]

Internal Mfg or Purchased	AB Part Number	AB Description	Celera Description	Order Type	Expiry	Leadtime (Calendar Days)	AB Comments	Celera Comments	Qty ship in last 5 years	Date of last shipment
Purchased	N8010531	MicroAmp 96-well Support Base	Microamp 96 well base	OTS	ETS				[**]	[**]
Purchased	N8010534	MicroAmp Caps, 12 Caps/Strip	Optical 12-Cap Strip	OTS	ETS				[**]	[**]
Purchased	N8010535	MicroAmp Caps, 8 Caps/Strip	MicroAmp 8-Strip Cap	OTS	ETS				[**]	[**]
Purchased	N8010541	9600/9700 MicroAmp Tray for Tubes w/Cap	Tray MicroAmp	OTS	ETS				[**]	[**]
Purchased	N8010550	MicroAmp 96-well Full Plate Cover	Microamp 96 well plate cover	OTS	ETS				[**]	[**]
Purchased	N8010560	MicroAmp 96-well Rxn Plate - no barcode	MicroAmp 96-well Rxn Plate - no barcode	OTS	ETS				[**]	[**]
Purchased	N8010580	MicroAmp 8-Strip Rxn Tubes, 0.2mL	MicroAmp 8-Tube Strip 0.2ml	OTS	ETS				[**]	[**]
Purchased	N8080007	GENEAMP DNTPS-FROZEN	10MMDCTP, 10MMDATP, 10MMDGT	OTS	ETU				[**]	[**]
Purchased	N8080018	MULV REVERSE TRANSCRIPTASE	MuLV Reverse Transcriptase	OTS	ETU				[**]	[**]
Purchased	N8080096	URACIL N-GLYCOSYLASE-FROZEN	AmpErse (UNG)	OTS	ETU				[**]	[**]
Purchased	N8080119	RNase Inhibitor, 20 Units/☐l, 100 Rxn	RNase Inhibitor	OTS	ETU				[**]	[**]
Purchased	N8080150	AMPLIWAX PCR GEM 50	Ampliwax PCR em 50	OTS	ETU				[**]	[**]
Purchased	N8080158	ATAQ LD + BUFFER II	Amplitaq DNA LD w/buffer II	OTS	ETU				[**]	[**]
Purchased	N8080159	AmpliTaq DNA POLYMERASE300U/uL	Amplitaq @ 300 units/ul	MTO	ETU	[**]			[**]	[**]
Purchased	N8080160	AMPLITAQ 250 UNIT VIAL-FRZN	Amplitaq & buffer	OTS	ETU				[**]	[**]
Purchased	N8080172	ATAQ 1000 & BUFFER II	AMPLITAQ 1,000U W/BUFFER	OTS	ETU				[**]	[**]
Purchased	N8080179	GENEAMP EZ WITH RNA PCR KIT	Gene Amp EZ rTth RNA	OTS	ETU				[**]	[**]
Purchased	N8080248	AMPLITAQ GOLD 5x100OU BUFFER I	Amplitaq Gold	OTS	ETU				[**]	[**]
Purchased	N8080249	AMPLITAQ GOLD 5x1000U BUF II	AMPLITAQ GOLD 5 X 1,000 UNITS	OTS	ETU				[**]	[**]
Purchased	N8080250	BULK TAQ GOLD 25000U, 5mL	Bulk Taq Gold 25000U, 5ml	OTS	ETU				[**]	[**]
Internal Mfg	N8080260	FG,dNTP MIX w/dTTP,1mL,10mM	GeneAmp dNTP Mix with dTTP	OTS	ETS				[**]	[**]
Internal Mfg	N8080270	FG,dNTP MIX w/dUTP,1mL,12.5mM	dNTP blend w/dUTP	OTS	ETS				[**]	[**]
	4308206	Top Fill,GeneAmp Gold RNA PCR Reagent	Geneamp Gold PCR kits	OTS	NA		Topfill.		[**]	[**]
Internal Mfg	4308207	FG,GENEAMP GOLD RNA PCR CORE KIT	4308206	OTS	ETU				[**]	[**]
Internal Mfg	4308238	Kit,GeneAmp RNA PCR Control Kit.	4308206	OTS	ETU				[**]	[**]
Purchased	4310253	PRTCL,GENEAMP GOLD RNA PCR RGNT KITZ	4308206	OTS	ETS				[**]	[**]
	4322547	TF,PREPMAN ULTRA	Prep Man Reagent	OTS	NA		Topfill.		[**]	[**]
Internal Mfg	4318930	FG,PREPMAN ULTRA	4322547	OTS	ETU				[**]	[**]
Purchased	4367551	QRC,ANUBIS PREPMAN ULTRA REAGENT	4322547	OTS	ETS				[**]	[**]
Purchased	4367554	PRTCL,ANUBIS PREPMAN ULTRA REAGENT	4322547	OTS	ETS				[**]	[**]
	4337450	TF,BDT v1.1 RR-100 & SEQ BUFFER	Big Dye Terminator	OTS	NA		Topfill.		[**]	[**]
Internal Mfg	4336697	TUBE,5X SEQ BUFFER SMALL	4337450	OTS	ETS				[**]	[**]
Internal Mfg	4336774	FG,BDT v1.1 RR-100 KIT	4337450	OTS	ETS				[**]	[**]
	4337451	TF,BDT v1.1 RR-1000 & SEQ BUFFER	BDT cycle sequencing kit. (1000 RR)	OTS	NA		Topfill.		[**]	[**]
Internal Mfg	4336776	FG,BDT v1.1 RR-1000 KIT	4337451	OTS	ETS				[**]	[**]
Internal Mfg	4339843	BTL,5X SEQ BUFFER 12mL	4337451	OTS	ETS				[**]	[**]
	4337452	TF,BDT v1.1 RR-5000 & SEQ BUFFER	Bot v1.1 kit 5000rxn BDT	OTS	NA		Topfill.		[**]	[**]
Internal Mfg	4336699	BTL,5X SEQ BUFFER MEDIUM	4337452	OTS	ETS				[**]	[**]
Internal Mfg	4336778	FG,BDT v1.1 RR-5000 KIT	4337452	OTS	ETS				[**]	[**]
	4337455	TF,BDT v3.1 RR-100 & SEQ BUFFER	Big Dye Terminator 3.1	OTS	NA		Topfill.		[**]	[**]
Internal Mfg	4336697	TUBE,5X SEQ BUFFER SMALL	4337455	OTS	ETS				[**]	[**]
Internal Mfg	4336917	FG,BDT v3.1 RR-100	4337455	OTS	ETS				[**]	[**]
	4337457	TF,BDT v3.1 RR-5000 & SEQ BUFFER	BigDye terminator v3.1 cycl. seq	OTS	NA		Topfill.		[**]	[**]
Internal Mfg	4336699	BTL,5X SEQ BUFFER MEDIUM	4337457	OTS	ETS				[**]	[**]
Internal Mfg	4336921	FG,BDT v3.1 RR-5000	4337457	OTS	ETS				[**]	[**]
	4338856	TF,AMPLITAQ GOLD LD 250U KIT	AmpliTaq Gold DNA Polyverasl	OTS	NA		Topfill.		[**]	[**]
Internal Mfg	4338859	FG,AMPLITAQ GOLD LD 250U KIT	4338856	OTS	ETU				[**]	[**]
	4316866	TF,SEQUAZYME PEPTIDE MASS STD INSTL KIT	Voyager Installation Standard	OTS	NA		Topfill.		[**]	[**]
Internal Mfg	2-2158-00	FG,SEQUAZYME BSA TEST STD (EA)		OTS	ETS				[**]	[**]
Internal Mfg	GEN602151	FG,VOYAGER IgG1 MASS STANDARD		OTS	ETS				[**]	[**]
Internal Mfg	P2-3143-00	FG,SEQUAZYME MASS STANDARDS KIT		OTS	ETS				[**]	[**]
	4323151	TF,SNAPSHOT MULTIPLEX 100 RXN	Snapshot Multiplex Kit	OTS	NA		Topfill.		[**]	[**]
Internal Mfg	4323159	FG,SNAPSHOT MULTIPLEX 100 RXN	4323151	OTS	ETS				[**]	[**]
Purchased	4323357	PRTCL,SNAPSHOT VERSION 2	4323151	OTS	ETS				[**]	[**]
Purchased	4323975	QSC,SNAPSHOT VERSION 2	4323151	OTS	ETS				[**]	[**]
	AM1975	RecoverAll(TM) Total NA Iso 40 rxn. 2 pt	Recoverall Total Nucleic Acid	OTS	NA		Topfill. Should be ordered as a topfill as components are a matched pair.		[**]	[**]
Internal Mfg	1975-1	RT part of 1975 RecoverAll(TM)	AM1975	OTS	ETS				[**]	[**]
Internal Mfg	1975-2	-20C part of 1975 RecoverAll(TM)	AM1975	OTS	ETS				[**]	[**]
Internal Mfg	403051	TF,BDP TAQ FS RR-100-21M13	Big Dye Primer Cycle -21 M13	OTS	NA		Topfill.		[**]	[**]
Internal Mfg	403055	BOX,BDP TAQ FS RR-100-21M13	403051	OTS	ETS				[**]	[**]
Purchased	403057	PRTCL,BDP TAQ FS RR KITS	403051	OTS	ETS				[**]	[**]
	4312765	TF,GENEAMP GOLD RNA PCR CORE KIT + PROTC	GENEAMP RNA PCR CORE KIT	OTS	NA		Topfill.		[**]	[**]
Internal Mfg	4308207	FG,GENEAMP GOLD RNA PCR CORE KIT	4312765	OTS	ETS				[**]	[**]
Purchased	4310253	PRTCL,GENEAMP GOLD RNA PCR RGNT KITZ	4312765	OTS	ETS				[**]	[**]
	4318739	TF,AMPLITAQ GOLD PCR MASTER MIX + PROTO	AmphiTagGold PCR 0.5x	OTS	NA		Topfill.		[**]	[**]
Purchased	4316753	FG,AMPLITAQ GOLD MASTER MIX	4318739	OTS	ETU				[**]	[**]
Purchased	4317621	PRTCL,AMPLITAQ GOLD PCR MASTER MIX	4318739	OTS	ETS				[**]	[**]
	4324287	TF,GS120 LIZ SIZE STD	Genscan 120 LIZ Standard	OTS	NA		Topfill.		[**]	[**]
Internal Mfg	4322362	FG,GS120 L1Z SIZE STD	4324287	OTS	ETS				[**]	[**]
	4340859	TF,4 PK ACTIVATOR 450 ML (401173)	RM, Tetrazole/Acetonitrile	OTS	NA		Topfill.		[**]	[**]
Purchased	401173	FG,TETRAZOLE/ACETONITRILE 450mL	4340859	OTS	ETS		Need to buy 4 pack Topfill 4340859		[**]	[**]
	4340860	TF,4 PK CAP A 450 ML (402220)	RM, Acetic Anhydride/Pyridine/Tetrahydro	OTS	NA		Topfill.		[**]	[**]
Purchased	402220	FG,ACETIC ANHYD/PYR/THF 450mL	4340860	OTS	ETS				[**]	[**]
	4340861	TF,4 PK CAP B 450 ML (401175)	RM, 1-Mehtylimidazole/Tetrahydrofuran	OTS	NA		Topfill.		[**]	[**]
Purchased	401175	FG,NMI/THF SOLUTION 450mL	4340861	OTS	ETS		Need to buy 4 pack Topfill 4340861		[**]	[**]
	4340862	TF,4 PK OXIDIZER 450 ML (401632)	RM, 0.02M Iodine/Water/Pyridine/Tetrahy	OTS	NA		Topfill.		[**]	[**]
Purchased	401632	FG,0.02M IODINE/H20/PYR/THF 450mL	4340862	OTS	ETS		Need to buy 4 pack Topfill 4340862		[**]	[**]

Internal Mfg or Purchased	AB Part Number	AB Description	Celera Description	Order Type	Expiry	Leadtime (Calendar Days)	AB Comments	Celera Comments	Qty ship in last 5 years	Date of last shipment
	4340864	TF,4 PK ACTIVATOR 180 ML (400606)					Topfill		[**]	[**]
Purchased	400606	FG,TETRAZOLE/ACETONITRILE 180mL	4340864	OTS	ETS		Need to buy 4 pack Topfill 4340864		[**]	[**]
	4340865	TF,4 PK CAP A 180 ML (402222)					Topfill		[**]	[**]
Purchased	402222	FG,ACETIC ANHYD/PYR/THF 180mL	4340865	OTS	ETS		Need to buy 4 pack Topfill 4340865		[**]	[**]
	4340866	TF,4 PK CAP B 180 ML (400785)					Topfill		[**]	[**]
Purchased	400785	FG,NMI SOLUTION DNA SYNTHESIS 180mL	4340866	OTS	ETS		Need to buy 4 pack Topfill 4340866		[**]	[**]
	4340867	TF,4 PK OXIDIZER 200 ML (401732)					Topfill		[**]	[**]
Purchased	401732	0G,0.02M IODINE/H2O/PYR/THF 200mL	4340867	OTS	ETS		Need to buy 4 pack Topfill 4340867		[**]	[**]
	4347377	TF,4pk 401272 TCA/DCM (CH2-C12),2L	RM, Trichloroacetic Acid/Dichloromethane	OTS	NA		Topfill.		[**]	[**]
Purchased	401272	FG,TCA/DCM (CH2-C12),2L	4347377	OTS	ETS				[**]	[**]
	4351176	TF,7500 CHEMICAL INSTALL KIT	7500 CHEMICAL INSTALL KIT	OTS	NA		Topfill.		[**]	[**]
Internal Mfg	4349180	FG,7500 SPECTRAL DYE CAL KIT	4351176	OTS	ETS				[**]	[**]
Internal Mfg	4350584	FG,96 WELL RNASE P VERIF PLATE NO PAD	4351176	OTS	ETS				[**]	[**]
Internal Mfg	4351151	7500 SPECTRAL RED DYE CAL KIT	4351176	OTS	ETS				[**]	[**]
Internal Mfg	4352405	KIT,TAQMAN 18S STARTER KIT	4351176	OTS	ETU				[**]	[**]
	4363935	TF,BOX OF 10 BOTTLES POP-7	POP7 Polym. 3730/3730xl DNA anal	OTS	NA		Topfill.		[**]	[**]
Internal Mfg	4335615	FG,BOX OF 5 BOTTLES POP7	4363935	OTS	ETU				[**]	[**]
	4379580	TF,METHYlSEQR BISULFITE CONVERSION KIT	methyl SEQr	OTS	NA		Topfill.		[**]	[**]
Purchased	4374960	FG,METHYLSEQR REAGENT KIT	4379580	OTS	ETS				[**]	[**]
Internal Mfg	4374959	FG,METHYLSEQR PURIFICATION COLUMNS	4379580	OTS	ETS				[**]	[**]
Purchased	4374710	PRTCL,METHYLSEQR BISULFITE SQNCNG	4379580	OTS	ETS				[**]	[**]
	EXHIBIT A.2 - RAW MATERIALS
		[**] [**] [**] [**]

	AB Part Number	AB Description	Description
Internal Mfg	4344411	FG,NED AMIDITE,1.0g	RM, NED AMIDITE (1 gram)	MTO	ETS	[**]	Celera is only user.	[**]	[**]
Internal Mfg	4344416	FG,VIC-2 AMIDITE, 1.0g	RM, VIC - 2 AMIDITE (1 gram)	MTO	ETS	[**]	Celera is only user.	[**]	[**]
Internal Mfg	4344670	FG,HEX NHS ESTER 100MG	HEX NHS Ester	MTO	ETS	[**]	Celera is only user.	[**]	[**]
Internal Mfg	4345702	FG,DMT-PEG AMIDITE, 745mG	PEO Phosphoramidite	MTO	ETS	[**]	Celera is major user.	[**]	[**]
Internal Mfg	4346490	FG,VIC AMIDITE 200mg	RM, VIC Amidite	MTO	ETS	[**]	Celera is only user.	[**]	[**]
Internal Mfg	4346506	FG,NED AMIDITE 200mg	RM, NED Amidite	MTO	ETS	[**]	Celera is only user.	[**]	[**]
								[**]	[**]
								[**]	[**]

	Part Number		Description
									[**]	[**]
Additional Items									[**]	[**]
									[**]	[**]
Internal Mfg	4336701	BTL,5X SEQ BUFFER LARGE	BigDye® Terminator v1.1 & v3.1 5X Sequencing Buffer (233ml)	OTS	ETS		BigDye® Terminator v1.1 & v3.1 5X Sequencing Buffer (233ml)	Celera PN 5002298/ Need for BDT	[**]	[**]
Internal Mfg	4346492	FG,6-FAM AMIDITE 200mg	RM, 6 - FAM Amidite v.2	MTO	ETS	[**]	RM, 6 - FAM Amidite v.2	Celera PN 5000134	[**]	[**]

[**] indicates material that has been omitted pursuant to a request for confidential treatment. The omitted material has been filed separately with the Securities and Exchange Commission.

Exhibit B

Instruments

ABI Prism 310

ABI Prism 3100

ABI Prism 3100 Avant

ABI Prism 3130

ABI Prism 3130 xl

ABI Prism 3730 xl